SCHEDULE 14A INFORMATION

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Saia, Inc.

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NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To Be Held April 26, 2012

To Our Stockholders:

We cordially invite you to attend the 2012 annual meeting of stockholders of Saia, Inc. The meeting will take place at the Renaissance Concourse Atlanta Airport Hotel, One Hartsfield Centre Parkway, Atlanta, Georgia 30354 on April 26, 2012 at 10:30 a.m. local time. We look forward to your attendance, either in person or by proxy.

The purpose of the meeting is to:

1. Elect two directors, each for a term of three years;

2. Vote on advisory basis on the compensation of Saia’s Named Executive Officers;

3. Ratify the appointment of KPMG LLP as Saia’s independent registered public accounting firm for fiscal year 2012; and

4. Transact any other business that may properly come before the meeting and any postponement or adjournment of the meeting.

The Company’s Board of Directors intends to present Herbert A. Trucksess, III and Jeffrey C. Ward as nominees for election to the Board of Directors. Only stockholders of record at the close of business on March 12, 2012 may vote at the meeting or any postponements or adjournments of the meeting.

By order of the Board of Directors,

James A. Darby

Secretary

March 23, 2012

Please complete, date, sign and return the accompanying proxy card or vote by telephone or internet. The enclosed return envelope requires no additional postage if mailed in either the United States or Canada. Alternatively, you may vote electronically via the Internet. Go to www.investorvote.com/saia and follow the steps outlined on the secure website.

If you are a registered stockholder, you may elect to have next year’s proxy statement and annual report made available to you via the Internet. We strongly encourage you to enroll in this service. It is a cost-effective way for us to send you proxy materials and annual reports.

Your vote is very important. Please vote whether or not you plan to attend the meeting.

Saia, Inc.

11465 Johns Creek Parkway, Suite 400

Johns Creek, Georgia 30097

2012 PROXY STATEMENT

The Board of Directors (the “Board”) of Saia, Inc. (“Saia” or the “Company”) is furnishing you this proxy statement in connection with the solicitation of proxies on its behalf for the 2012 annual meeting of stockholders. The meeting will take place at the Renaissance Concourse Atlanta Airport Hotel, One Hartsfield Centre Parkway, Atlanta, Georgia 30354 on April 26, 2012 at 10:30 a.m. local time. At the meeting, stockholders will vote on (a) the election of two directors, (b) an advisory basis on the compensation of Saia’s Named Executive Officers, (c) the ratification of the appointment of KPMG LLP as Saia’s independent registered public accounting firm for fiscal year 2012, and (d) the transaction of any other business that may properly come before the meeting, although we know of no other business to be presented.

By submitting your proxy (either by signing and returning the enclosed proxy card or by voting electronically on the Internet or by telephone), you authorize Richard D. O’Dell, Saia’s President, Chief Executive Officer and a director, James A. Darby, Saia’s Vice President — Finance, Chief Financial Officer and Secretary, and Björn E. Olsson, the Company’s Lead Independent Director, to represent you and vote your shares at the meeting in accordance with your instructions. They also may vote your shares to adjourn the meeting and will be authorized to vote your shares at any postponements or adjournments of the meeting.

Saia’s Annual Report to Stockholders for the fiscal year ended December 31, 2011, which includes Saia’s audited annual consolidated financial statements, accompanies this proxy statement. Although the Annual Report is being distributed with this proxy statement, it does not constitute a part of the proxy solicitation materials and is not incorporated by reference into this proxy statement.

We are first sending this proxy statement, form of proxy and accompanying materials to stockholders on or about March 23, 2012.

YOUR VOTE IS IMPORTANT. WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING, PLEASE PROMPTLY SUBMIT YOUR PROXY EITHER IN THE ENCLOSED ENVELOPE, VIA THE INTERNET OR BY TELEPHONE.

INFORMATION ABOUT THE ANNUAL MEETING

What is the purpose of the annual meeting?

At the annual meeting, the stockholders will be asked to:

1. Elect two directors, each for a term of three years;

2. Vote on advisory basis on the compensation of Saia’s Named Executive Officers; and

3. Ratify the appointment of KPMG LLP as Saia’s independent registered public accounting firm for fiscal year 2012.

Stockholders also will transact any other business that may properly come before the meeting. Members of Saia’s management team and a representative of KPMG LLP, Saia’s independent registered public accounting firm, will be present at the annual meeting to respond to appropriate questions from stockholders.

Who is entitled to vote?

You may vote if you owned shares of our common stock at the close of business on March 12, 2012, the record date for the annual meeting, provided such shares are held directly in your name as the stockholder of record or are held for you as the beneficial owner through a bank, broker or other nominee. Each outstanding share of common stock is entitled to one vote for all matters that properly come before the annual meeting for a vote. At the close of business on the record date, there were 15,993,881 shares of Saia common stock outstanding and entitled to vote.

What is the difference between a stockholder of record and a beneficial owner of shares held in street name?

Stockholders of Record.    If your shares are registered directly with our transfer agent, Computershare Trust Company, N.A., you are considered the stockholder of record with respect to those shares, and these proxy materials are being sent directly to you by us. As the stockholder of record, you have the right to grant your voting proxy directly to us through the enclosed proxy card or to vote in person at the annual meeting.

Beneficial Owners.    Many of our stockholders hold their shares through a bank, broker or other nominee rather than directly in their own name. If your shares are held in a stock brokerage account or by a bank or other nominee, you are considered the beneficial owner of shares held in street name, and these proxy materials (including a voting instruction card) are being forwarded to you by your bank, broker or nominee who is considered the stockholder of record with respect to those shares. As the beneficial owner, you have the right to direct your bank, broker or nominee on how to vote your shares. As the beneficial owner of shares, you are also invited to attend the annual meeting. However, since you are not the stockholder of record, you may not vote your shares in person at the annual meeting unless you obtain a legal proxy from your bank, broker or nominee and present it at the 2012 annual meeting. Your bank, broker or nominee has enclosed a voting instruction card for you to use in directing the bank, broker or nominee regarding how to vote your shares.

How do I vote?

Stockholders of Record.

1. You May Vote by Mail. If you properly complete and sign the accompanying proxy card and return it in the enclosed envelope, it will be voted in accordance with your instructions. The enclosed envelope requires no additional postage if mailed in either the United States or Canada.

2. You May Vote by Telephone or the Internet. You may vote by telephone or on the Internet by following the instructions included on the proxy card. If you vote by telephone or on the Internet, you do not have to mail in your proxy card. Internet and telephone voting are available 24 hours a day. Votes submitted through the Internet (www.investorvote.com/SAIA) or by telephone (1-800-652-8683) must be received by 11:59 p.m. Eastern time on April 25, 2012.

NOTE:

If you are a registered stockholder, you may elect to have next year’s proxy statement and annual report made available to you via the Internet. We strongly encourage you to enroll in this service. It is a cost-effective way for us to send you proxy materials and annual reports.

3. You May Vote in Person at the Meeting. You may deliver your completed proxy card in person. Additionally, we will pass out written ballots to registered stockholders who wish to vote in person at the meeting.

Beneficial Owners.

If you hold your shares in street name, follow the voting instruction card you receive from your bank, broker or other nominee. If you want to vote in person at the annual meeting, you must obtain a legal proxy from your bank, broker or nominee and present it at the annual meeting.

Can I change my vote?

Stockholders of Record.    You may change your vote at any time before the proxy is exercised by voting in person at the annual meeting, giving written notice to Saia’s Secretary revoking your proxy, submitting a properly signed proxy bearing a later date or voting again by telephone or on the Internet (your latest telephone or Internet vote is counted).

Beneficial Owners.    If you hold your shares through a bank, broker or other nominee, you may change your vote by submitting new voting instructions following the instructions provided by your bank, broker or nominee.

What if I do not vote for some of the items listed on the proxy card or voting instruction card?

Stockholders of Record.    If you indicate a choice with respect to any matter to be acted upon on your proxy card, the shares will be voted in accordance with your instructions. Proxy cards that are signed and returned, but do not contain voting instructions with respect to a proposal, will be voted in accordance with the recommendations of the Board with respect to that proposal.

Beneficial Owners.    If you indicate a choice with respect to any matter to be acted upon on your voting instruction card, the shares will be voted in accordance with your instructions. If you do not indicate a choice with respect to a proposal or do not return your voting instruction card, the bank, broker or other nominee will determine if it has the discretionary authority to vote your shares. Recent changes in regulations now prohibit banks, brokers and other nominees from voting shares in elections of directors or as to compensation of Named Executive Officers unless the beneficial owners indicate how the shares are to be voted. Therefore, unless you instruct your bank, broker or nominee on how to vote your shares with respect to the election of directors and the compensation of Saia’s Named Executive Officers, your bank, broker or nominee will be prohibited from voting on your behalf on any such matter for which your instructions are not provided. As such, it is critical that you cast your vote if you want it to count for the proposals regarding the aforementioned matters. Your bank, broker or nominee will, however, continue to have discretionary authority to vote uninstructed shares on the ratification of the appointment of the Company’s independent registered public accounting firm.

How many shares must be present to hold the meeting?

A quorum must be present at the annual meeting for any business to be conducted. The presence at the annual meeting, in person or by proxy, of the holders of a majority of the shares of Saia common stock outstanding on the record date will constitute a quorum. Abstentions and broker non-votes (which occur when a bank, broker or other nominee holding shares for a beneficial owner does not have discretionary voting authority with respect to a proposal and has not received instructions with respect to that proposal from the beneficial owner) will be treated as shares present for purposes of determining whether a quorum is present.

What if a quorum is not present at the meeting?

If a quorum is not present at the scheduled time of the meeting, the stockholders who are represented may adjourn the meeting until a quorum is present. The time and place of the adjourned meeting will be announced at the time the adjournment is taken, and no other notice will be given.

How does the Board of Directors recommend I vote on the proposals?

Your Board recommends that you vote:

•	FOR the election of the two nominees to the Board of Directors;

•	FOR the compensation of Saia’s Named Executive Officers as presented in Proposal 2; and

•	FOR the ratification of KPMG LLP as Saia’s independent registered public accounting firm.

Will any other business be conducted at the meeting?

We know of no other business that will be presented at the meeting. If any other matter properly comes before the stockholders for a vote at the meeting, the proxy holders will vote your shares in accordance with their best judgment.

Who will count the votes?

Saia’s transfer agent, Computershare Trust Company, N.A., will tabulate and certify the votes. Renée E. McKenzie, the Company’s Treasurer and Assistant Secretary, will serve as the inspector of elections.

How many votes are required to elect the director nominees?

Because this is considered an uncontested election under the Company’s Bylaws, a nominee for director is elected to the Board if the votes cast for such nominee’s election exceed the votes cast against such nominee’s election. Abstentions will not affect the election of directors. In tabulating the voting results for the election of directors, only “FOR” and “AGAINST” votes are counted. If an incumbent director fails to receive a majority of the vote for re-election, the Nominating and Governance Committee of the Board will act on an expedited basis to determine whether to accept the director’s previously tendered irrevocable resignation and will submit such recommendation for prompt consideration by the Board. In considering whether to accept or reject the tendered resignation, the Nominating and Governance Committee and the Board will consider any factors they deem relevant in deciding whether to accept a director’s resignation. Any director who tenders his or her resignation pursuant to this provision of the Corporate Governance Guidelines will not participate in the Nominating and Governance Committee recommendation or Board consideration regarding whether or not to accept the tendered resignation.

What happens if a nominee is unable to stand for election?

If a nominee is unable to stand for election, the Board of Directors may either reduce the number of directors to be elected or select a substitute nominee. If a substitute nominee is selected, the proxy holders will vote your shares for the substitute nominee unless you have withheld authority.

How many votes are required to approve the proposals other than the director nomination proposal?

The advisory approval of the compensation of Saia’s Named Executive Officers and the ratification of the appointment of KPMG LLP as Saia’s independent registered public accounting firm each require the affirmative vote of a majority of the shares present at the meeting in person or by proxy and entitled to vote.

What effect will abstentions and broker non-votes have on the proposals?

Shares voting “ABSTAIN” and broker non-votes with respect to any nominee for director and the advisory vote on executive compensation will be excluded entirely from the vote and will have no effect on these proposals. Shares voting “ABSTAIN” on the ratification of the appointment of the Company’s independent registered public accounting firm will be treated as shares present for quorum purposes and entitled to vote, so they will have the same practical effect as votes against the proposal.

PROPOSAL 1

ELECTION OF DIRECTORS

The Board of Directors currently consists of nine directors divided into three classes (Class I, Class II and Class III). Directors in each class are elected to serve for three-year terms that expire in successive years. The terms of the Class I directors will expire at the upcoming annual meeting. One of the current Class I directors, James A. Olson, has decided to retire from his service on the Board of Directors, and thus he will not continue to serve on the Board of Directors beyond the 2012 annual meeting. The Board of Directors has, therefore, determined that the size of the Board will be reduced to eight directors as of the 2012 annual meeting and only two directors will be elected at the 2012 annual meeting of stockholders and will serve as Class I directors thereafter. The Board of Directors has nominated Herbert A. Trucksess, III and Jeffrey C. Ward for election as Class I directors for three-year terms expiring at the annual meeting of stockholders to be held in 2015 and until their successors are elected and qualified. Messrs. Trucksess and Ward currently serve as Class I directors.

Each nominee has consented to being named in this proxy statement and has agreed to serve if elected. If a nominee is unable to stand for election, the Board of Directors may either reduce the number of directors to be elected or select a substitute nominee. If a substitute nominee is selected, the proxy holders will vote your shares for the substitute nominee, unless you have withheld authority.

Because this is considered an uncontested election under the Company’s Bylaws, a nominee for director is elected to the Board if the votes cast for such nominee’s election exceed the votes cast against such nominee’s election. Abstentions will not affect the election of directors. In tabulating the voting results for the election of directors, only “FOR” and “AGAINST” votes are counted. If an incumbent director fails to receive a majority of the vote for re-election, the Nominating and Governance Committee of the Board will act on an expedited basis to determine whether to accept the director’s previously tendered irrevocable resignation, and will submit such recommendation for prompt consideration by the Board. In considering whether to accept or reject the tendered resignation, the Nominating and Governance Committee and the Board will consider any factors they deem relevant in deciding whether to accept a director’s resignation. Any director who tenders his or her resignation pursuant to this provision of the Corporate Governance Guidelines will not participate in the Nominating and Governance Committee recommendation or Board consideration regarding whether or not to accept the tendered resignation.

YOUR BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE “FOR” THE ELECTION OF EACH OF THE TWO NOMINEES.

The following tables set forth certain information regarding each nominee for director and continuing director of the Company. Because Mr. Olson will not continue to serve on the Board of Directors beyond the 2012 annual meeting, his information is not presented below. The information presented includes information provided to the Company by each nominee and continuing director including such person’s name, age, principal occupation and business experience for at least the past five years, the names of other publicly-held companies of which such person currently serves as a director or has served as a director during the past five years and the year in which the nominee first became a director of Saia.

In addition to the information presented below regarding the specific experience, qualifications, attributes and skills of each nominee and director that led the Board of Directors to the conclusion that such person should serve as a director, the Board also believes that all of the nominees and continuing directors have a reputation for high personal and professional ethics, integrity, values and character. Each nominee and continuing director brings a strong and unique background and set of skills to the Board of Directors giving the Board as a whole competence and experience in a wide variety of areas, including corporate governance and board service, executive management, law and regulation, the less-than-truckload (“LTL”) and transportation industry, accounting and finance, and risk assessment. They have demonstrated business acumen and an ability to exercise sound judgment, as well as a commitment of service to the Company and the Board. Each nominee and continuing director is committed to achieving, monitoring and improving on the Company’s business strategy.

Current Nominees

NOMINEES FOR ELECTION AS

CLASS I DIRECTORS FOR A THREE-YEAR

TERM EXPIRING AT THE 2015 ANNUAL MEETING

Director, Year First Elected as Director	Age	Principal Occupation, Business Experience and Directorships
Herbert A. Trucksess, III, 2000	62

Mr. Trucksess is Chairman of the Board of Directors of Saia. He was named President and Chief Executive Officer of the Yellow Regional Transportation Group (now Saia, Inc.) in February 2000 and served as Chief Executive Officer until December 2006. Prior to leading Saia, Mr. Trucksess was Chief Financial Officer at Saia’s former parent, Yellow Corporation (now YRC Worldwide) and previously held executive positions with Preston Corporation, a holding company for regional LTL carriers. Mr. Trucksess has also served as a director of School Specialty, Inc., a publicly-traded provider of educational products and services, since 2007.

Mr. Trucksess brings to the Board more than 25 years of experience in the LTL industry, extensive knowledge of the Company’s operations as the Company’s former Chief Executive Officer, extensive finance and accounting expertise, prior experience as the Chief Financial Officer of Yellow Corporation and experience as a director and audit committee chair of another public company.

Jeffrey C. Ward, 2006	53	Mr. Ward is a Vice President of A.T. Kearney, Inc., a global management consulting firm. Mr. Ward joined A.T. Kearney, Inc. in 1991.

Mr. Ward’s experience at A.T. Kearney is focused on the North American transportation market. Additionally, he has experience in a privately-held family LTL company. Mr. Ward brings to the Board significant knowledge in the areas of corporate and marketing strategy, post merger integration, restructuring and privatization, network operations, mergers and acquisitions and operations effectiveness.

Continuing Directors

CLASS II DIRECTORS CONTINUING IN OFFICE

WHOSE TERMS EXPIRE AT THE 2013 ANNUAL MEETING

Director, Year First Elected as Director	Age	Principal Occupation, Business Experience and Directorships
John J. Holland, 2002	62

Mr. Holland has served as the President of the International Copper Association, Ltd., an international trade association, since February 2012. Mr. Holland has also served as the President of Greentree Advisors, LLC, a business advisory firm, since October 2004. From September 2008 to October 2009, Mr. Holland served as President, Chief Operating Officer and Chief Financial Officer of MMFX Technologies Corporation, a privately-held steel manufacturing firm. Previously, Mr. Holland served as Executive Vice President and Chief Financial Officer of Alternative Energy Sources, Inc., a publicly-traded ethanol company, from August 2006 to June 2008. Prior to that, Mr. Holland was the President and Chief Executive Officer and a director of Butler Manufacturing Company (“Butler”), a publicly-traded manufacturer of prefabricated buildings, from July 1999 to October 2004 and Chairman of the Board of Directors of Butler from November 2001 to October 2004. Mr. Holland has served as a member of the Board of Directors of Cooper Tire and Rubber Company since 2003 and NCI Building Systems, Inc., an integrated manufacturer and marketer of metal products, since 2009.

Mr. Holland brings to the Board operational and leadership experience as the Chief Executive Officer and Chief Financial Officer of publicly-traded companies, significant finance and accounting expertise, qualifying as an “audit committee financial expert,” experience as a director of other public companies and experience in public accounting as a certified public accountant.

Richard D. O’Dell, 2006	50

Mr. O’Dell has been President and Chief Executive Officer of Saia since December 2006 and has served as President of Saia since July 2006. In 1997, Mr. O’Dell joined Saia Motor Freight Line, the operating subsidiary of the Company, as Chief Financial Officer. He continued in that position until his appointment as President and CEO of Saia Motor Freight Line in 1999.

As a long-time executive of the Company, Mr. O’Dell brings extensive knowledge and understanding of the Company and the LTL industry to the Board. Additionally, he has experience in public accounting as a certified public accountant.

Douglas W. Rockel, 2002	55

Mr. Rockel has been President, Chief Executive Officer and Chairman of the Board of Directors of Roots, Inc., a private commercial real estate development and investment company, since August 2001. Prior to that, he was a Senior Vice President with ABN Amro Securities (formerly ING Barings) from February 1997 to July 2001.

Mr. Rockel’s approximately 15 years of experience as a securities analyst with a particular focus on the transportation industry and his experience with a development and investment company give him significant insight in our industry and in how to build and maintain value for stockholders. Further, Mr. Rockel has extensive finance and accounting expertise and qualifies as an “audit committee financial expert.”

CLASS III DIRECTORS CONTINUING IN OFFICE

WHOSE TERMS EXPIRE AT THE 2014 ANNUAL MEETING

Director, Year First Elected as Director	Age	Principal Occupation, Business Experience and Directorships
Linda J. French, 2004	64

Ms. French is retired from her position as assistant professor of business administration at William Jewell College in Liberty, Missouri, where she served from 1997 to 2001. Prior to joining the William Jewell faculty, Ms. French was a partner at the law firm of Husch Blackwell Sanders LLP (now Husch Blackwell LLP) for approximately four years and an executive officer of Payless Cashways, Inc. for approximately 12 years.

Ms. French brings a wide variety of experience to the Board as an executive officer and general counsel of a public company, a partner in a major law firm and an assistant professor of business administration. Additionally, Ms. French has particular experience in human resource, governance and ethics matters.

William F. Martin, Jr., 2004	64	Mr. Martin retired from Yellow Corporation in 2002 after 25 years of service. He had been senior vice president of legal, general counsel and corporate secretary.

As a former general counsel and executive officer of a large publicly-traded LTL carrier, Mr. Martin brings to the Board extensive experience in the LTL industry, including in the area of risk assessment, and the regulation and governance of public companies in general.

Björn E. Olsson, 2005	66

Mr. Olsson served on the Resident Management Team at George K. Baum & Company, an investment bank, from September 2001 to September 2004. Prior to that time Mr. Olsson was President and Chief Executive Officer/Chief Operating Officer of Harmon Industries, Inc., a publicly-traded supplier of signal and train control systems to the transportation industry, from August 1990 to November 2000.

Mr. Olsson’s brings to the Board operational and leadership experience as the Chief Executive Officer of a publicly-traded supplier of equipment to the railroad industry. Additionally, Mr. Olsson’s experience as a former director of three public companies and the Chief Financial Officer of a public company in Sweden aids his service to the Board.

CORPORATE GOVERNANCE

THE BOARD, BOARD MEETINGS AND COMMITTEES

The system of governance practices followed by the Company is memorialized in the charters of the three standing committees of the Board of Directors (the Audit Committee, the Compensation Committee and the Nominating and Governance Committee) and in the Company’s Corporate Governance Guidelines. The charters and Corporate Governance Guidelines are intended to provide the Board with the necessary authority and practices to review and evaluate the Company’s business and to make decisions independent of the influence of the Company’s management. The Corporate Governance Guidelines establish guidelines for the Board with respect to Board meetings, Board composition, selection and election, director responsibility, director access to management and independent advisors and non-employee director compensation.

The Corporate Governance Guidelines and committee charters are reviewed periodically and updated as necessary to reflect evolving governance practices and changes in regulatory requirements. The Corporate Governance Guidelines are reviewed annually and were most recently modified by the Board effective July 23, 2009. The Corporate Governance Guidelines and each of the Board’s committee charters are available free of charge on the Company’s website (www.saia.com) under the investor relations section.

The Company has adopted a Code of Ethics and Business Conduct applicable to all directors, officers and employees, including its principal executive officer, principal financial officer and principal accounting officer. The Code of Ethics and Business Conduct is filed as Exhibit 14.1 to the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2011 filed with the Securities and Exchange Commission.

Board Leadership Structure

The Board separated the Chief Executive Officer and Chairman of the Board positions following the 2006 sale of Jevic Transportation, Inc. (“Jevic”), the Company’s hybrid less-than-truckload and truckload carrier business. Prior to the sale, Saia was a holding company comprised of two operating units, Saia Motor Freight Line, LLC (“Saia Motor Freight”) and Jevic. Following the sale of Jevic, the Board determined that in order to promote Board continuity, Mr. Trucksess, formerly the Company’s Chief Executive Officer, would remain as Chairman of the Board and Mr. O’Dell, formerly the president and Chief Executive Officer of Saia Motor Freight, would become Chief Executive Officer of the holding company. The Board believes having a separate Chairman and Chief Executive Officer allows each to more fully focus on their applicable responsibilities. Further, maintaining separate roles allows the Chairman to adequately oversee the Chief Executive Officer’s performance and remain more impartial when governing the Board. The Chief Executive Officer is responsible for setting the strategic direction for the Company and the day-to-day leadership and performance of the

Company, while the Chairman provides guidance to the Chief Executive Officer and sets the agenda for Board meetings and presides over meetings of the full Board.

Additionally, the Board has created a Lead Independent Director position in order to have a director in a leadership position that was “independent” under all applicable rules of the NASDAQ Global Select Market and the Securities and Exchange Commission. The Lead Independent Director is elected annually by the independent directors. For 2011, the Lead Independent Director was Björn E. Olsson. The primary responsibilities of the Lead Independent Director are to:

•	set jointly with the Chairman of the Board the schedule for Board meetings and provide input to the Chairman concerning the agenda for Board meetings;

•	advise the Chairman as to the quality, quantity and timeliness of the flow of information to the non-employee directors;

•	chair all meetings of the Board at which the Chairman is not present;

•	coordinate, develop the agenda for, chair and moderate meetings of independent directors, and generally act as principal liaison between the independent directors and the Chairman;

•	provide input to the Board concerning the Chief Executive Officer’s performance; and

•	provide input to the Nominating and Governance Committee regarding the appointment of chairs and members of the various committees.

In addition, the Lead Independent Director has the authority to call meetings of independent directors. If requested by major stockholders, the Lead Independent Director shall make himself reasonably available for direct communication.

Meetings

The Board of Directors held six meetings in 2011. Each director attended at least 75% of the meetings convened by the Board and the applicable committees during such director’s service on the Board during 2011.

Executive sessions of non-employee directors and separate executive sessions of independent directors are held as part of each regularly scheduled meeting of the Board. The sessions are chaired by the Lead Independent Director.

Committees

The Board of Directors has an Audit Committee, a Compensation Committee and a Nominating and Governance Committee. Current Committee memberships are as follows:

Audit Committee	Compensation Committee	Nominating and Governance Committee
James A. Olson, Chair	Linda J. French, Chair	William F. Martin, Jr., Chair
John J. Holland	William F. Martin, Jr.	John J. Holland
Douglas W. Rockel	Björn E. Olsson	Björn E. Olsson
	Jeffrey C. Ward	Douglas W. Rockel

Audit Committee

The Audit Committee has been established in accordance with Section 3(a)(58)(A) of the Securities Exchange Act of 1934, as amended (the “Securities Exchange Act of 1934”). The Audit Committee held five meetings in 2011. The functions of the Audit Committee are described in the Audit Committee charter and include, among others, the following:

•	review the adequacy and quality of Saia’s accounting and internal control systems;

•	review Saia’s financial reporting process on behalf of the Board of Directors;

•	oversee the entire audit function, both internal and independent, including the selection of the independent registered public accounting firm;

•	examine the Company’s major financial reporting exposures concerning risk assessment and management and the steps management has taken to monitor and control such exposures; and

•	provide an effective communication link between the auditors (internal and independent) and the Board of Directors.

Each member of the Audit Committee meets the independence and experience requirements for audit committee members as established by The NASDAQ Global Select Market. The Board of Directors has determined that Mr. Olson, Mr. Holland and Mr. Rockel are “audit committee financial experts,” as defined by applicable rules of the Securities and Exchange Commission. Because Mr. Olson will retire from his service on the Board of Directors as of the 2012 annual meeting, Mr. Holland will assume the role of Chair of the Audit Committee prior to that date. In addition, Mr. Martin will join the Audit Committee immediately prior to the 2012 Annual Meeting and he meets independence requirements for audit committee membership as established by The NASDAQ Global Select Market.

Compensation Committee

The Compensation Committee held six meetings in 2011. The functions of the Compensation Committee are described in the Compensation Committee charter and include, among others, the following:

•	recommend to the Board the salaries, bonuses and other remuneration and terms and conditions of employment of the Named Executive Officers of Saia;

•	supervise the administration of Saia’s incentive compensation and equity-based compensation plans; and

•	make recommendations to the Board of Directors with respect to Saia’s executive officer compensation policies and the compensation of non-employee directors.

Each member of the Compensation Committee qualifies as (i) an independent director under applicable NASDAQ rules; (ii) an “outside director” for purposes of Section 162(m) of the Internal Revenue Code of 1986 (the “Internal Revenue Code”), as amended; and (iii) a “non-employee director” for purposes of Rule 16b-3 of the Securities Exchange Act of 1934. Mr. Martin will cease his service as a member of the Compensation Committee immediately prior to the 2012 annual meeting of stockholders.

Nominating and Governance Committee

The Nominating and Governance Committee held three meetings in 2011. The functions of the Nominating and Governance Committee are described in the Nominating and Governance Committee charter and include, among others, the following:

•	review the size and composition of the Board and make recommendations to the Board as appropriate;

•	review criteria for election to the Board and recommend candidates for Board membership;

•	review the structure and composition of Board committees and make recommendations to the Board as appropriate;

•	develop and oversee an annual self-evaluation process for the Board and its committees;

•	review the Company’s major enterprise risk assessment and management processes for matters other than financial reporting risk matters;

•	provide oversight of corporate ethics issues and at least annually assess the adequacy of the Company’s Code of Business Conduct and Ethics; and

•	provide oversight on management succession issues.

Each member of the Nominating and Governance Committee meets the definition of an independent director under applicable NASDAQ rules. Mr. Holland will cease his service as a member of the Nominating and Governance Committee immediately prior to the 2012 annual meeting of stockholders.

Risk Oversight

The Board of Directors oversees an enterprise-wide approach to risk management, designed to support the achievement of Company objectives, improve long-term Company performance and create stockholder value. A fundamental part of risk management is understanding the risks the Company faces and what steps management is taking to manage those risks, but also understanding what level of risk is appropriate for the Company. The involvement of the full Board of Directors in setting the Company’s business strategy and objectives is integral to the Board’s assessment of the Company’s risk and also a determination of what constitutes an appropriate level of risk for the Company. The full Board of Directors conducts an annual risk assessment of the Company’s financial risk, legal/compliance risk and operational/strategic risk, and addresses individual risk issues throughout the year as necessary.

While the Board of Directors has the ultimate oversight responsibility for the risk management process, the Board delegates responsibility for certain aspects of risk management to its committees. In particular, the Audit Committee focuses on key business and financial risks and related controls and processes. Per its charter, the Audit Committee discusses with management the Company’s major financial reporting exposures concerning risk assessment and management and the steps management has taken to monitor and control such exposures. The Company’s Compensation Committee strives to create incentives that encourage a level of risk-taking behavior consistent with the Company’s business strategy and objectives and helps ensure that the Company’s compensation policies and practices are not reasonably likely to have a material adverse effect on the Company. Finally, the Company’s Nominating and Governance Committee is responsible for overseeing the Company’s major non-financial reporting enterprise risk assessment and management processes. The Chair of the Nominating and Governance Committee discusses with both the Audit Committee and the Compensation Committee the processes used in the oversight of the non-financial reporting enterprise risk assessment and management processes.

The Board believes its leadership structure enhances overall risk oversight. While the Board requires risk assessments from management, the combination of Board member experience, diversity of perspectives, continuing education and independence of governance processes provide an effective basis for testing, overseeing and supplementing management assessments.

ELECTION OF DIRECTORS

Election to the Company’s Board of Directors, in a contested election, shall be by a plurality of the votes cast at any meeting of stockholders. An election will be considered contested in which (i) the Secretary of the Company receives a notice that a stockholder has nominated a person for election to the Board of Directors in compliance with the advance notice requirements for stockholder nominees for director set forth in the Company’s Bylaws and (ii) such nomination has not been withdrawn by such stockholder on or before the 10th day before the Company first mails its notice of meeting for such meeting to the stockholders. If directors are to be elected by a plurality of the votes cast, stockholders shall not be permitted to vote against a nominee.

In an uncontested election, directors shall be elected by a majority of the votes cast “FOR” and “AGAINST” at any meeting of stockholders. If an incumbent director fails to receive a majority of the vote for re-election in an uncontested election, the Nominating and Governance Committee will act on an expedited basis to determine whether to accept the director’s previously tendered irrevocable resignation and will submit such recommendation for prompt consideration by the Board. In considering whether to accept or reject the tendered resignation, the Nominating and Governance Committee and the Board will consider any factors they deem relevant in deciding whether to accept a director’s resignation. Any director who tenders his or her resignation pursuant to this provision of the Corporate Governance Guidelines will not participate in the Nominating and Governance Committee recommendation or Board consideration regarding whether or not to accept the tendered resignation. The election of directors at the 2012 annual meeting of the Company’s stockholders is an uncontested election.

The Board will nominate for election or re-election as director only candidates who agree to tender irrevocable resignations that will be effective upon (i) the failure to receive the required vote at the next annual meeting at which they will face re-election and (ii) Board acceptance of such resignation. The Board will fill director vacancies and new directorships only with candidates who agree to tender, promptly following their appointment to the Board, the same form of resignation tendered by other directors in accordance with the Corporate Governance Guidelines.

CONSIDERATION OF DIRECTOR NOMINEES

Director Qualifications

The Corporate Governance Guidelines include director qualification standards which provide as follows:

•	A majority of the members of the Board of Directors must qualify as independent directors in accordance with the rules of The NASDAQ Global Select Market;

•	No member of the Board of Directors should serve on the Board of Directors of more than three other public companies;

•	No person may stand for election as a director of the Company after reaching age 70; and

•	No director shall serve as a director, officer or employee of a competitor of the Company.

While the selection of qualified directors is a complex, subjective process that requires consideration of many intangible factors, the Corporate Governance Guidelines provide that directors and candidates for director generally should, at a minimum, meet the following criteria:

•	Directors and candidates should have high personal and professional ethics, integrity, values and character and be committed to representing the best interests of the Company and its stockholders;

•	Directors and candidates should have experience and a successful track record at senior policy-making levels in business, government, technology, accounting, law and/or administration;

•	Directors and candidates should have sufficient time to devote to the affairs of the Company and to enhance their knowledge of the Company’s business, operations and industry; and

•

Directors and candidates should have expertise or a breadth of knowledge about issues affecting the Company that is useful to the Company and complementary to the background and experience of other Board members.

In considering whether to recommend any candidate as a director nominee, including candidates recommended by stockholders in accordance with the procedures discussed below, the Nominating and Governance Committee will apply the criteria set forth in the Corporate Governance Guidelines. The Nominating and Governance Committee seeks nominees with a broad range of experience, professions, skills, geographic representation and backgrounds. The Nominating and Governance Committee does not assign specific weights to the criteria and no particular criterion is necessarily applicable to all prospective nominees. The Nominating and Governance Committee believes that the backgrounds and qualifications of the directors, considered as a group, should provide a significant composite mix of experience, knowledge and abilities that will allow the Board to fulfill its responsibilities. The Nominating and Governance Committee assesses the effectiveness of the Corporate Governance Guidelines, including with respect to director nominations and qualifications and achievement of having directors with a broad range of experience and backgrounds, through completion of the committee’s annual self-evaluation process.

Procedures for Recommendations and Nominations by Stockholders

Stockholder Recommendations

The Nominating and Governance Committee has adopted policies concerning the process for the consideration of director candidates recommended by stockholders. The Nominating and Governance Committee will consider director recommendations from stockholders. Any stockholder wishing to recommend a candidate for consideration should send the following information to the Secretary of the Company, Saia, Inc., 11465 Johns Creek Parkway, Suite 400, Johns Creek, Georgia 30097:

•	The name and address of the recommending stockholder as it appears on the Company’s books;

•	The number and class of shares owned beneficially and of record by such stockholder, the length of period held and proof of ownership of such shares;

•

If the recommending stockholder is not a stockholder of record, a statement from the record holder of the shares (usually a broker or bank) verifying the holdings of the stockholder and a statement from the recommending stockholder of the length of time that the shares have been held. (Alternatively, the stockholder may furnish a current Schedule 13D, Schedule 13G, Form 3, Form 4 or Form 5 filed with the Securities and Exchange Commission reflecting the holdings of the stockholder, together with a statement of the length of time that the shares have been held); and

•

A statement from the stockholder as to whether the recommending stockholder has a good faith intention to continue to hold the reported shares through the date of the Company’s next annual meeting of stockholders.

The recommendation must be accompanied by the information concerning the candidate required to be disclosed in solicitations of proxies for election of directors in an election contest, or is otherwise required, in each case pursuant to the Securities Exchange Act of 1934 and rules adopted thereunder, generally providing for the disclosure of:

•

The name and address of the candidate, any arrangements or understanding regarding nomination, the candidate’s business experience and public company directorships during the past five years and information regarding certain types of legal proceedings within the past ten years involving the candidate and a statement of the particular experience, qualifications, attributes or skills that made the candidate appropriate for service on the Board;

•	The candidate’s ownership of securities in the Company; and

•	Transactions between the Company and the candidate valued in excess of $120,000 and certain other types of business relationships with the Company.

The recommendation must describe all relationships between the candidate and the recommending stockholder and any agreements or understandings between the recommending stockholder and the candidate regarding the recommendation. The nominating recommendation shall describe all relationships between the candidate and any of the Company’s competitors, customers, suppliers or other persons with special interests regarding the Company.

The recommending stockholder must furnish a statement supporting its view that the candidate possesses the minimum qualifications prescribed by the Nominating and Governance Committee for director nominees, and briefly describing the contributions that the nominee would be expected to make to the Board and to the governance of the Company. The recommending stockholder must state whether, in the view of the stockholder, the candidate, if elected, would represent all stockholders and not serve for the purpose of advancing or favoring any particular stockholder or other constituency of the Company.

The nominating recommendation must be accompanied by the consent of the candidate to be interviewed by the Committee, if the Committee chooses to do so in its discretion (and the recommending stockholder must furnish the candidate’s contact information for this purpose), and, if nominated and elected, to serve as a director of the Company.

If a recommendation is submitted by a group of two or more stockholders, the information regarding recommending stockholders must be submitted with respect to each stockholder in the group.

The Secretary of Saia will promptly forward such materials to the Nominating and Governance Committee Chair and the Chairman of the Board of Saia. The Secretary will also maintain copies of such materials for future reference by the Committee when filling Board positions.

If a vacancy arises or the Board decides to expand its membership, the Nominating and Governance Committee will seek recommendations of potential candidates from a variety of sources (including incumbent directors, stockholders, the Company’s management and third party search firms). At that time, the Nominating and Governance Committee also will consider potential candidates submitted by stockholders in accordance with the procedures described above. The Nominating and Governance Committee then evaluates each potential candidate’s educational background, employment history, outside commitments and other relevant factors to determine whether he or she is potentially qualified to serve on the Board. The Nominating and Governance Committee seeks to identify and recruit the best available candidates and it intends to evaluate qualified stockholder candidates on the same basis as those submitted by other sources.

After completing this process, the Nominating and Governance Committee will determine whether one or more candidates are sufficiently qualified to warrant further investigation. If the process yields one or more desirable candidates, the Nominating and Governance Committee will rank them by order of preference, depending on their respective qualifications and Saia’s needs. The Nominating and Governance Committee Chair, or another director designated by the Nominating and Governance Committee Chair, will then contact the desired candidate(s) to evaluate their potential interest and to set up interviews with the full Nominating and Governance Committee. All such interviews are held in person and include only the candidate and the Nominating and Governance Committee members. Based upon interview results, the candidate’s qualifications and appropriate background checks, the Nominating and Governance Committee then decides whether it will recommend the candidate’s nomination to the full Board.

Stockholder Nominations

Separate procedures apply if a stockholder wishes to submit a director candidate at an annual meeting. To nominate a director candidate for election at an annual meeting, a stockholder must deliver timely notice of such nomination to the principal executive offices of the Company in accordance with, and containing the information required by, the Company’s Bylaws. To be timely, the notice must be received at the Company’s principal executive offices no later than the close of business on the 90th calendar day nor earlier than the 120th calendar day prior to the first anniversary date of the immediately preceding year’s annual meeting. The Company’s Bylaws have been filed with the Securities and Exchange Commission and copies are available from the Company. No stockholder nominations have been made in connection with the 2012 annual meeting of stockholders.

STOCKHOLDER COMMUNICATIONS WITH THE BOARD OF DIRECTORS

The Board of Directors has adopted procedures for stockholders to send communications to the Board or individual directors of the Company as follows:

Stockholders seeking to communicate with the Board of Directors should submit their written comments to the Secretary of the Company, Saia, Inc., 11465 Johns Creek Parkway, Suite 400, Johns Creek, Georgia 30097. The Secretary of the Company will forward all such communications (excluding routine advertisements and business solicitations and communications which the Secretary of the Company, in his or her sole discretion, deems to be a security risk or for harassment purposes) to each member of the Board of Directors, or if applicable, to the individual director(s) named in the correspondence. Subject to the following, the Chairman of the Board and the Lead Independent Director will receive copies of all stockholder communications, including those addressed to individual directors, unless such communications address allegations of misconduct or mismanagement on the part of the Chairman or Lead Independent Director. In such event, the Secretary of the Company will first consult with and receive the approval of the Lead Independent Director or Chairman, as applicable, before disclosing or otherwise discussing the communication with the director subject to the allegation.

The Company reserves the right to screen materials sent to its directors for potential security risks and/or harassment purposes and the Company also reserves the right to verify ownership status before forwarding stockholder communications to the Board of Directors.

The Secretary of the Company will determine the appropriate timing for forwarding stockholder communications to the directors. The Secretary will consider each communication to determine whether it should be forwarded promptly or compiled and sent with other communications and other Board materials in advance of the next scheduled Board meeting.

Stockholders also have an opportunity to communicate with the Board of Directors at the Company’s annual meeting of stockholders. The Company’s Corporate Governance Guidelines provide that absent unusual circumstances, directors are expected to attend all annual meetings of stockholders. Each of the directors then-serving on the Board attended the Company’s 2011 annual meeting of stockholders.

STOCK OWNERSHIP

Directors and Executive Officers

The following table sets forth the amount of Saia’s common stock beneficially owned by each director and each executive officer named in the Summary Compensation Table on page 31 and all directors and executive officers as a group, as of February 14, 2012. Unless otherwise indicated, beneficial ownership is direct and the person indicated has sole voting and investment power.

	Common Stock Beneficially Owned				Share Units Held Under Deferral Plans(4)
Name of Beneficial Owner	Shares Beneficially Owned(1)	Rights to Acquire Beneficial Ownership(2)	Total	Percent of Class(3)
Linda J. French	3,929	—	3,929	*	14,740
John J. Holland	1,079	12,500	13,579	*	21,358
William F. Martin, Jr.	700	—	700	*	15,523
Richard D. O’Dell	90,351	89,740	180,091	1.13%	41,566
James A. Olson	1,037	12,500	13,537	*	24,059
Björn E. Olsson	2,000	—	2,000	*	19,087
Douglas W. Rockel	2,075	12,500	14,575	*	21,527
Herbert A. Trucksess, III	145,490	16,000	161,490	1.01%	—
Jeffrey C. Ward	4,000	—	4,000	*	16,889
James A. Darby	28,926	21,170	50,096	*	27,314
Sally R. Buchholz	17,310	16,590	33,900	*	14,679
Brian A. Balius	11,793	13,570	25,363	*	7,518
Stephanie R. Maschmeier	1,107	3,730	4,837	*	4,483
Mark H. Robinson	20,419	23,140	43,559	*	11,712

All directors and executive officers as a group (14 persons)	330,216	221,440	551,656	3.45%	240,455

*	Denotes less than 1%

(1)	Includes common stock owned directly and indirectly and restricted stock.

(2)	Number of shares that can be acquired on February 14, 2012 or within 60 days thereafter through the exercise of stock options. These shares are excluded from the “Shares Beneficially Owned” column.

(3)

Based on the number of shares outstanding on February 14, 2012 (15,993,881) and includes the number of shares subject to acquisition by the relevant beneficial owner within 60 days thereafter. Including the number of shares subject to acquisition by the relevant beneficial owner pursuant to the Company’s Directors’ Deferred Fee Plan or Executive Capital Accumulation Plan upon such beneficial owner’s termination of services as a director or employee, the Percent of Class for all directors and executive officers as a group equals 4.95%.

(4)

Represents phantom stock units, receipt of which has been deferred pursuant to the Company’s Directors’ Deferred Fee Plan or Executive Capital Accumulation Plan. The value of the phantom stock units deferred pursuant to the Company’s Directors’ Deferred Fee Plan or Executive Capital Accumulation Plan track the performance of the Company’s common stock and the phantom stock units are payable in stock upon the relevant beneficial owner’s termination of service as director or employee.

SAIA, INC.

COMPENSATION DISCUSSION AND ANALYSIS

Executive Summary

The following provides an overview of Saia, Inc.’s (“Saia” or the “Company”) compensation philosophy and programs, including its focus on pay for performance, best pay practices and alignment of executive interests with those of stockholders. Details about the compensation awarded to Saia’s Named Executive Officers can be found in the Summary Compensation Table and related compensation tables. Further details regarding the below items can be located in their respective sections.

•	Saia focuses pay on performance, results and industry fundamentals.

The Company designs executive compensation policies to link pay with performance and to attract, motivate, reward and facilitate the retention of executive talent required to achieve corporate objectives. All elements of our compensation programs are targeted to provide compensation opportunity at the median of our peer group. The following elements comprise the total compensation awarded to Saia’s Named Executive Officers: base salary, cash-based annual incentive awards, equity-based long-term incentive awards consisting primarily of performance stock units and stock options, customary benefits and perquisites and severance benefits.

•	Saia aligns executives’ interests with those of our stockholders.

Other than base salary, which is historically targeted at median of the peer group, all significant elements of executive compensation are based on stock price performance, earnings per share or the Company’s operating ratio, which the Compensation Committee believes has a direct impact on the Company’s stock price. While the Company has not had an annual incentive plan since 2009, the Company’s annual incentive plan is traditionally based on achieving earnings per share and operating ratio targets. The long-term incentive plan utilizes performance stock units that measure the Company’s total stockholder return against a peer group over a three year period and stock options. The Company’s stock option plans strictly prohibit re-pricing of stock options and payouts of performance stock units are made only if the Company had positive total stockholder return over the performance period.

•	Saia has reduced executive compensation as a result of macro-economic conditions.

As a result of the economic environment and the Company’s recent financial performance, in April 2009 total compensation paid to the Named Executive Officers was reduced by 10% and the Company suspended the annual incentive plan and 401(k) savings plan match. In order to help insure that our executive compensation is competitive, the Company intends to return salaries and wages to their pre–reduction levels, reinstate the annual incentive plan and restore the 401(k) savings plan match as financial performance improves. The reduction in base compensation continued throughout 2010 and 2011 until December 1, 2011, at which time the executives (and other Company employees generally) received a 2.5% increase in base salary.

•	Saia’s compensation programs do not encourage excessive risk-taking.

Saia’s mix of short- and long-term compensation reduces the likelihood that executives would be encouraged to take excessive risks. The balance between short-term and long-term rewards incents management to strive for consistency in Company performance over multiple years. The risk assessment is described in detail in the Risk Assessment in Compensation Programs section.

•	Saia strongly supports stock ownership by its executives.

The Company has adopted stock ownership guidelines that specify that executives hold stock with a value of between two and five times their base salary, depending on their position.

•	Saia’s post-employment compensation is necessary and reasonable.

The Compensation Committee believes that change in control arrangements are an important part of compensation for the Named Executive Officers to help secure continued employment during periods involving a possible change in control. The Committee also believes that these are an important recruitment and retention device since many companies with which Saia competes for executive talent have similar arrangements in place. The Company’s change in control agreements provide for a “double trigger,” meaning severance and other benefits are paid only if there is a change in control of the Company and within two years thereafter the executive’s employment is terminated involuntarily (other than for cause) or voluntarily with good reason. These agreements, along with the employment agreement with Saia’s Chief Executive Officer, which includes a noncompete covenant, are reviewed annually by the Compensation Committee with input from the Committee’s independent consultant and the Company’s legal counsel for reasonableness relative to general industry practices.

•	Saia has implemented a Compensation Recovery (clawback) Policy.

The Company has a policy for “clawback” of performance-based compensation where the payment was predicated on the achievement of financial results that were subsequently the subject of a material restatement and a lower payment would have been made based on the restated financial results.

•	Saia’s Compensation Committee members are independent.

None of the members of the Committee have relationships with the Company or its management other than as directors of the Company. All the Committee members are experienced in making executive compensation decisions and making fact-based judgments.

Executive Compensation Philosophy and Oversight

Saia’s executive compensation philosophy is determined by the Committee. The Committee believes that the executive compensation program should link pay with performance and should attract, motivate, reward and facilitate the retention of the executive talent required to achieve corporate objectives, especially to create value for the Company’s stockholders. To this end, Saia integrates several key compensation components that are designed to align rewards with the short- and long-term performance of the Company and of each executive. These components are:

Component	Objective
Base Salary — Cash	Provide a fixed form of executive compensation for performing daily responsibilities.
Annual Incentives — Cash	Motivate and reward executives for achieving specific annual corporate objectives.
Long-Term Incentives — Stock and Stock Options	Motivate and reward executives for achieving over a three- to seven-year period stockholder value creation and superior performance in the industry and for executive retention.
Other Benefits and Perquisites — Various Forms	Provide benefits consistent with benefits paid by similar companies and for executive retention.
Post-Employment Compensation — Cash and Benefits	Promote recruitment and retention and, as to the CEO, support non-competition, non-disclosure, non-solicitation agreements.

The executive compensation program is administered by the Committee, which is made up entirely of independent directors. A complete description of the Committee’s responsibilities is provided in the Committee’s Charter which is approved by the Board of Directors and can be found on the Company’s website (www.saia.com) under the investor relations section.

The Committee annually reviews the Company’s compensation philosophy, the overall design of the compensation program and the design elements of each component of compensation. In making annual decisions about compensation for the Named Executive Officers as described in the table above, the Committee takes the following factors into consideration, although none of these factors are determinative individually or in the aggregate:

•	The competitive environment for recruiting and retaining senior executives, including trends, best practices, and executive compensation paid by relevant competitors (peer group data);

•	The individual’s performance, experience and future advancement potential;

•	The Company’s performance in the last 12 to 24 months, as well as the strategic plan for future periods;

•	The current economic conditions and the competitive market environment in which the Company operates;

•	The Company’s stock ownership and retention policies;

•	Each Named Executive Officer’s historical total compensation, including the value of all outstanding equity awards granted to the Named Executive Officer, and future compensation opportunities; and

•	Internal pay equity, as discussed below.

The Named Executive Officers who appear in the compensation tables of this 2012 Proxy Statement are:

•	Richard D. O’Dell, President & Chief Executive Officer

•	James A. Darby, Vice President of Finance & Chief Financial Officer

•	Sally R. Buchholz, Vice President of Marketing & Customer Service

•	Mark H. Robinson, Vice President of Information Technology & Chief Information Officer

•	Brian A. Balius, Vice President of Linehaul & Industrial Engineering

Pay equity

To create stockholder value and motivate our employees, the Company is committed to pay equity. With respect to internal equity, the Compensation Committee monitors, on an annual basis, the relationship between the compensation of the Chief Executive Officer and the compensation of other salaried employees.

The Company does not have a policy regarding the ratio of total compensation of the Chief Executive Officer to that of the other executive officers or salaried personnel, but the Committee does review compensation levels to ensure that appropriate equity exists. During the past three years, the Chief Executive Officer’s total direct compensation (salary and short- and long-term incentive awards) has been approximately 2.5 times the compensation of the next highest paid executive officer, which the Committee believes is an appropriate multiple.

The Committee uses peer group data to test external pay equity. The Committee annually reviews compensation data for similar positions at other comparable, like-sized companies in the transportation industry. The peer group companies are selected with input from the Committee’s executive compensation consultant and are comprised of U.S. publicly-traded transportation companies with annual revenues of approximately one-half to two times Saia’s revenues. The Committee focuses on revenue because of the correlation between pay levels and company size as measured by revenue.

Peer group analysis, coupled with the internal pay equity analysis, helps to promote overall, fundamental fairness in the program. The desire to achieve fundamental fairness drives the design, levels and components of the reward system. The Committee then tailors the program each year to reflect Company needs and individual contributions and performance, present and future.

Stockholder advisory vote

In 2011, Saia held our first advisory “say-on-pay” vote and first advisory vote on the frequency of future advisory “say-on-pay” votes. After the 2011 annual stockholder meeting, we determined to submit advisory “say-on-pay” votes to our stockholders on an annual basis in the future. The Committee monitors the results of the annual advisory “say-on-pay” proposal. Based on favorable results (88.0% voted “for”), our stockholders approved the compensation program described in our proxy statement in 2011, the Committee did not implement changes to our executive compensation program as a result of the stockholder advisory vote.

Compensation consultant

The Committee has retained Mercer US, Inc. (“Mercer”) as its executive compensation consultant to provide information, analysis and advice regarding executive and director compensation. While it is necessary for the Committee’s independent consultant to interact with management to gather information, the Committee has adopted protocols governing if and when the consultant’s advice and recommendations can be shared with management. The Committee Chair interacts directly with the compensation consultant to determine what information is shared. The Committee regularly meets with the Mercer consultant outside the presence of management to discuss executive compensation philosophy and specific levels of compensation and to ensure that Mercer receives from management the information required to perform its duties. The Committee formally evaluates the performance of Mercer on an annual basis and may terminate the services of Mercer at any time.

Risk Assessment in Compensation Programs

The Committee regularly assesses the Company’s compensation programs and believes that the Company’s compensation programs, policies and practices do not create risks that are reasonably likely to have a material adverse effect on the Company. The Committee assessed the Company’s executive and broad-based compensation and benefits programs to determine if the programs’ provisions and operations create undesired or unintended risk of a material nature. Although the Committee reviewed all executive compensation programs, it focused on the programs with variability of payout, with the ability of a participant to directly affect payout and the controls on participant action and payout. Saia’s culture supports the use of base salary, performance-based compensation, and retirement plans that are generally uniform in design and operation throughout the Company and with all levels of salaried employees.

The Committee does not believe Saia’s incentive compensation arrangements encourage employees to take unnecessary or excessive risks. The following features of our compensation programs help to mitigate risk taking:

•	A mix of short- and long-term compensation, particularly incentive compensation, to encourage employees to focus on goals consistent with the long-term interests of stockholders

•	Short-term incentives in the form of salary and an annual cash bonus that is capped to eliminate windfall payouts

•

A long-term incentive delivered half in performance unit plan grants that are based on Company stock price performance over a three-year period and half in stock options, rewarding longer-term financial performance

•	Performance unit awards that are settled in common stock of the Company with a cap on the number of shares that can be received

•	Stock ownership guidelines that encourage executives to retain significant amounts of Saia common stock, thereby aligning the long-term interests of management with that of stockholders

•	A compensation recovery policy to provide for reimbursement of performance-based compensation in certain instances

Based on the foregoing, the Committee believes that Saia’s compensation policies and practices do not create inappropriate or unintended significant risk to the Company as a whole. The Committee also believes that Saia’s incentive compensation arrangements provide incentives that do not encourage risk-taking beyond the organization’s ability to effectively identify and manage significant risks; are compatible with effective internal controls and the risk management practices of Saia; and are supported by the oversight and administration of the Compensation Committee with regard to executive compensation programs.

Peer Group

To assist the Compensation Committee in determining the appropriate compensation design, levels and components for the Company’s executive officers, the Committee annually reviews compensation data for similar positions at other comparable, like-sized companies in the transportation industry. The peer group companies are selected with input from Mercer and are comprised of U.S. publicly-traded transportation companies with annual revenues of approximately one-half to two times Saia’s revenues. The Committee focuses on revenue because of the correlation between pay levels and company size as measured by revenue.

The specific peers included in the review for 2011 were:

Company	Industry	2010 Revenues (In millions)
Air Transport Services Group, Inc.	Air Freight & Logistics	$ 667
Arkansas Best Corporation	Trucking	$1,658
Celadon Group, Inc.	Trucking	$ 557
Covenant Transportation Group, Inc.	Trucking	$ 650
Genesee & Wyoming Inc.	Railroad	$ 630
Heartland Express Inc.	Trucking	$ 500
Horizon Lines Inc.	Marine	$1,162
Hub Group Inc.	Air Freight & Logistics	$1,834
Kansas City Southern	Railroad	$1,815
Kirby Corporation	Marine	$1,110
Knight Transportation, Inc.	Trucking	$ 731
Landstar System Inc.	Trucking	$2,400
Marten Transport, Ltd.	Trucking	$ 517
Old Dominion Freight Line, Inc.	Trucking	$1,481
Pacer International Inc.	Air Freight & Logistics	$1,503
Quality Distribution Inc.	Trucking	$ 687
Universal Truckload Services, Inc.	Trucking	$ 606
USA Truck, Inc.	Trucking	$ 460
Vitran Corporation	Trucking	$ 672
Werner Enterprises, Inc.	Trucking	$1,815
Saia, Inc.	Trucking	$ 903

Some of the peer group companies have extensive stock ownership by executives. If the ownership amounts were disclosed by the peer group company to have a material impact on executive compensation levels, the specific compensation element is excluded from the competitive data and associated analysis.

2010, 2011 and 2012 Executive Compensation Decisions

Total Compensation

Based on the Committee’s annual reviews in 2010, 2011 and 2012, the Committee has concluded that the amounts payable to each Named Executive Officer under each individual compensation component, as well as the Named Executive Officer’s total compensation in the aggregate, were reasonable given current Company financial performance even though they were below the recommendations of Mercer. The Committee further concluded that the Company’s executive compensation program met the objectives of attracting, retaining, motivating, and rewarding talented executives who can contribute to Saia’s long-term success and thereby build value for stockholders. Decisions with respect to each component of executive compensation are described below.

The following graph demonstrated the components of compensation for the Named Executive Officers based on target payout levels:

Base Salary

The Committee has selected the market 50th percentile (using the peer group listed above) as the targeted positioning for base salaries of the Company’s executives. For 2011, Mercer’s analysis showed the Company’s executive base salaries were generally well below the 50th percentile, although, in the view of the Committee, within a reasonable range of the 50th percentile considering current economic conditions. For each Named Executive Officer, the Committee also considered the factors bulleted under “Executive Compensation Philosophy and Oversight,” giving special attention to individual and Company performance, experience, future advancement potential, impact on Saia’s results, pay mix, internal equity, and the importance of executive retention. Based on the current economic environment, Company performance and the Company’s strategic plan, the Named Executive Officers did not receive an increase in base salary in 2010 and received a 2.5% increase in December of 2011. In April 2009, Saia executives took a 5% reduction in base salary and a 10% reduction in total compensation. The reduction was made as a result of significant competitive and financial challenges faced in 2009 and was part of a Company-wide reduction of compensation. This reduction remained in effect for base compensation throughout 2010 and until December 1, 2011 when 2.5% was reinstated. This places the Company further below the targeted 50th percentile level, and the Committee intends to address this discrepancy over time as the economy and Company performance improve.

Annual Incentives

The annual incentive plan provides all officers and other salaried employees the opportunity to receive cash payments. The plan sets out a threshold, target and maximum payout level for each executive and an associated performance goal to achieve the payout levels. Due to challenging industry and economic conditions, the Company did not implement an annual incentive plan for 2010 or 2011. For 2012, the Company intends to establish an annual incentive plan contingent on continued business improvement and after reinstatement of the wage and salary reductions. The plan is expected to be based on salaries earned for the partial year commencing with the date of the wage and salary reinstatements, but based on full year performance.

Under the plan, a funding pool will be created based on the attainment of selected financial goals. Saia’s annual incentive plan would be structured to include target, threshold and maximum payout levels, with the maximum level at 200% of the target.

For 2012, the potential payout levels for current Named Executive Officers are expected to be as follows:

Annual Incentive Potential Payouts for 2012

		Payout as a % of Prorata Base Salary
Named Executive Officer	Title	Threshold	Target	Maximum
Richard D. O’Dell	President and Chief Executive Officer	20%	80%	160%
James A. Darby	Vice President of Finance & Chief Financial Officer	15%	60%	120%
Sally R. Buchholz	Vice President of Marketing & Customer Service	10%	40%	80%
Mark H. Robinson	Vice President of Information Technology & Chief Information Officer	10%	40%	80%
Brian A. Balius	Vice President of Linehaul & Industrial Engineering	10%	40%	80%

For 2012, the annual incentive plan for Named Executive Officers is expected to be structured to provide cash incentives to key employees based 50% on the achievement of a corporate earnings per share target and 50% on achievement of a set operating ratio. These measures were selected to align with shareholder interests and competitive practice.

Operating ratio reflects the Company’s focus on improving profitability. The earnings per share performance goal for 2012 will be set considering past performance, the strategic plan, current economic conditions and other forecasts of future results. The Compensation Committee will consider these factors along with discussions with management to set the target levels which are then approved by the Board of Directors. Threshold and maximum earnings per share goals are expected to be set considering the incremental performance between the minimum and target, and target and maximum goals.

The combination of the two measures is expected to be only applicable to the Company’s officers. For all other salaried employees, the payout of the annual incentive is anticipated to be based only on the achievement of the earnings per share goals. The officers would only be eligible to receive payment on the operating ratio measure if overall the Company has achieved the threshold earnings per share measure.

The Committee uses the market 50th percentile (using the peer group listed above) as the target percentage of base salary for the annual incentive plan. The Committee strives to set the threshold, target and maximum performance goals at levels such that the relative likelihood that Saia will achieve such goals remains consistent from year to year. It is the intent of the Committee that the threshold goals should be attainable a majority of the time, target goals should, on average, be reasonably expected to be achieved and that maximum goals should be attained a minority of the time. These levels of expected performance are taken into consideration in the compensation philosophy and evaluation of compensation previously discussed. Establishing the expected performance goals relative to these criteria is inherently subject to considerable judgment on the part of the Committee. When making these judgments the Committee considers the Company’s past performance, the volatility of the performance, the budget, current economic conditions and other forecasts of future results.

Over the past five years Saia has not made a payout under its annual incentive plan. The last year that the annual incentive plan was in place was 2009. The last year there was a payout under the annual incentive plan was 2006.

Long-Term Incentives

Under the authority granted in the 2003 Omnibus Plan and 2011 Omnibus Plan, the Committee has chosen to provide long-term incentives to the executive officers as a means to stimulate performance superior to other companies in Saia’s industry, to tie compensation to stockholder value creation and to encourage executive retention. All Company officers are eligible to participate in the long-term incentive program. For 2010, 2011 and 2012, 50% of a Named Executive Officer’s long-term incentive opportunity was granted in performance units and 50% in stock options (valued using the Black-Scholes option pricing model). This mix of awards was selected to balance the focus between relative and absolute stock performance and reflects competitive practices. The Committee also made special grants of restricted stock to the Named Executive Officers to address concerns about executive retention as described under the heading “Restricted Stock.” For 2011, the target long-term incentive as a percentage of base salary for the Named Executive Officers is as follows:

Long-term Incentive Plan Targets for 2011

Named Executive Officer
Richard D. O’Dell, President & Chief Executive Officer	80%
James A. Darby, Vice President of Finance & Chief Financial Officer	53%
Sally R. Buchholz, Vice President of Marketing & Customer Service .	53%
Mark H. Robinson, Vice President of Information Technology & Chief Information Officer	53%
Brian A. Balius, Vice President of Linehaul & Industrial Engineering	40%

To determine the total value of the long-term incentives granted to each Named Executive Officer each year, the Committee has used market data prepared by Mercer. Mercer has analyzed the types and median targets of long-term incentives granted to comparable officers at the peer group companies detailed in the “Peer Group” section above. The Committee has then used the Mercer analysis and pay mix, position, and internal equity factors to determine the appropriate target percentages of base compensation and the value of the long-term incentive for each officer.

Once the targets and values were determined, the key elements of the awards were established, as described below.

Stock Options

The role of stock options is to reward executives for increasing absolute long-term stockholder value. The value of each stock option award is equal to 50% of the target long-term incentive award for the executive using the Black-Scholes option pricing model. Stock option grants have historically been awarded in the first quarter of the fiscal year. The Company typically grants annual equity awards to the Company’s executive officers, including the Named Executive Officers, on the third trading day following the release of the Company’s financial results for the prior fiscal year. The exercise price of the stock options is equal to the closing share price of Saia common stock on NASDAQ on the grant date. The 2003 Omnibus Plan and 2011 Omnibus Plan both strictly prohibit re-pricing of stock options. All stock options granted to date have been non-qualified stock options.

Stock options granted in 2010, 2011 and 2012 have a three-year cliff vesting schedule and a seven-year term. All stock options granted to date vest on the basis of passage of time, subject to earlier vesting upon a change of control and, as to Mr. O’Dell, subject to his employment agreement described below. The Committee believes time-vested awards encourage long-term value creation and executive retention because generally executives can realize value from such awards only if the Company’s stock price increases and they remain employed at Saia at least until the awards vest. Providing for a vesting period over a number of years also helps ensure against executives taking excessive or unnecessary risks that might threaten the long-term value of the Company.

In May 2011, the Company granted a total of 41,770 stock options to the Named Executive Officers, representing 56% of the total stock options granted at that time. Stock options granted in May 2011 have an exercise price equal to the market closing price of Saia stock on the date of grant and a three-year cliff vesting schedule and a seven-year term. The grant date fair value of the stock options was determined using the Black- Scholes option pricing model with the following assumptions:

•	risk free interest rate of 2.37%;

•	expected life of five years;

•	expected volatility of 58.04%; and

•	a dividend rate of zero.

For 2011, the annual grant of stock options was made after the approval by the stockholders of the 2011 Omnibus Plan, and, after the release of the Company’s financial results for the first quarter.

In July 2011, 11,000 options were granted to Mark Robinson, Vice President of Information Technology & Chief Information Officer, as a result of his assumption of significant additional management responsibility.

Performance Units

The remaining 50% of the Named Executive Officers’ long-term incentive opportunity is awarded in performance units. The role of performance units is to reward executives for long-term value creation relative to peer companies. Since the size of the peer companies is not critical in assessing relative total stockholder returns, the peer group used for performance unit comparison is broader than the peer group used for determining base salaries and other long-term incentives. The peer group includes public companies in the broader transportation industry, regardless of revenues, because this provides a wider spectrum from which to determine rewards tied to the creation of longer-term stockholder value. The peer companies are as follows:

Arkansas Best Corporation	Old Dominion Freight Line, Inc.

Celadon Group, Inc.	Pacer International, Inc.

CH Robinson Worldwide, Inc.	P.A.M. Transportation Services, Inc.

Con-Way, Inc.	Patriot Transportation Holding, Inc.

Covenant Transport, Inc.	Quality Distribution, Inc.

FedEx Corporation	Ryder System, Inc.

Forward Air Corporation	United Parcel Service, Inc.

Frozen Food Express Industries, Inc.	Universal Truckload Services, Inc.

Heartland Express, Inc.	USA Truck Inc.

Hub Group, Inc.	UTi Worldwide, Inc.

J.B. Hunt Transport Services, Inc.	Veteran Corporation

Knight Transportation, Inc.	Werner Enterprises, Inc.

Land star Systems, Inc.	YRC Worldwide, Inc.

Marten Transport, Ltd.

The following peer companies were added to the peer group for the performance period beginning in 2011 and are included for the performance period beginning in 2012 to expand the peer group to include certain companies from other parts of the transportation industry.

•	Air Transport Services Group, Inc.

•	Genesee & Wyoming, Inc.

•	Horizon Lines, Inc.

•	Kansas City Southern

•	Kirby Corporation

The period of measurement for total stockholder return for each performance unit award is three years. The number of shares of stock that are paid to a participant with respect to the three-year performance period is based on the total stockholder return of Saia compared to the total stockholder return of the identified peer companies. Total stockholder return is calculated by taking the average closing common stock prices for the last 60 days prior to the beginning of the performance period and comparing it to the average closing common stock prices for the last 60 days prior to the end of the performance period. At the end of the performance period, the percentile rank of the Company’s total stockholder return is calculated relative to the total stockholder return of each of the peer companies. Any peer company that is no longer publicly traded is excluded from this calculation. Over the performance periods beginning in 2010, 2011 and 2012, the payouts will be determined as follows:

Potential Performance Unit Payouts

Percent Rank of Saia’s Total Stockholder Return Compared to Peer Companies	Payout Percentage of Target Incentive
At 75th percentile or higher	200%
At 50th percentile	100%
At 25th percentile	25%
Below 25th percentile	0%

Because the amount of an executive’s payout is based on the Company’s total stockholder return compared to that of members of a peer group over a three-year period, the exact amount of the payout (if any) cannot be determined at this time. The Committee intends to make the performance unit plan grants each year in February. The payout associated with the Company’s percentile rank is based on the chart above with payouts interpolated for performance between the 25th and 50th percentiles and the 50th and 75th percentiles. If the Company’s total stockholder return for the performance period is negative, no payouts are made regardless of the Company’s percentile rank. The Committee believes providing such performance units that are valued based on the Company’s total stockholder return is important to align the incentive value with the interest of stockholders, since the value of performance units is contingent on the relative performance of the Company’s total stockholder return over the three-year measurement period. Aligning the incentive value with the interests of stockholders further helps to ensure against executives taking excessive or unnecessary risks that might threaten the long-term value of the Company.

Payouts for the performance units are made in stock in order to reduce earnings volatility associated with cash based awards. The number of shares paid is based on the number of shares of target stock awarded to an executive and the Company’s total stockholder return relative to the peers as described above. A payout of 153% of target was made in February 2011 on performance units granted for the performance period beginning in 2008. A payout of 157.1% of target was made in February 2012 on performance units granted for the performance period beginning in 2009. Performance unit awards are not scheduled to be paid out, if at all, until the first quarter of 2013 for the performance period beginning in 2010, the second quarter of 2014 for the performance period beginning in 2011 and the first quarter of 2015 for the performance period beginning in 2012.

See the “Potential Payments Upon Termination or Change in Control” section for a description of the effect of termination of employment or a change in control of the Company on the performance units and options awarded to the Named Executive Officers.

Restricted Stock

In early 2012, the Committee addressed additional concerns about the long-term executive retention. Following an evaluation with the assistance of Mercer regarding various approaches to promote retention, the Committee approved a grant of restricted stock as follows: Mr. O’Dell was awarded 30,303 shares, Mr. Darby was awarded 15,152 shares, and Messrs. Robinson and Balius and Ms. Buchholz were each awarded 9,091 shares. This grant coincided with the grant date of stock options in February 2012. On each of February 2, 2015 and February 2, 2016, 25% of the restricted stock awards will vest. The balance will vest on February 2, 2017 assuming the Named Executive Officer has been in continuous service to the Company since the award date. See the “Potential Payments Upon Termination or Change in Control” section for a description of the effect of termination of employment or a change in control of the Company on the restricted stock granted to the Named Executive Officers.

Other Benefits and Perquisites

Benefits

The Company provides certain benefits to substantially all employees, including the Named Executive Officers. These benefits include paid holidays and vacation, medical, disability and life insurance and a defined contribution retirement plan. The defined contribution retirement plan is a 401(k) savings plan to which employees may elect to make pre-tax contributions. The Company has the discretion to match 50% of all employee contributions, up to a maximum employee contribution of six percent of annual salary. Due to the economic conditions at that time, the Company elected to temporarily suspend the matching contribution for all employees, including executive officers, starting in February 2009. Effective April 1, 2011, Saia reinstated half the 401(k) savings plan contribution match, thus matching 25% of employee contributions for the first six percent of annual salary. As economic and industry conditions change and the Company’s performance improves, the Company intends to reinstate the match up to its original percentage.

Deferred Compensation Plan

In addition to the benefits provided to all employees, the Company has established for officers (including all of the Named Executive Officers) and certain other employees an Executive Capital Accumulation Plan which is a non-qualified deferred compensation plan. The deferred compensation plan was implemented to motivate and ensure the retention of key employees by providing them with greater flexibility in structuring the timing of their compensation and tax payments. The Committee believes that the Company’s deferred compensation plan provides a valuable benefit to senior executives with minimal cost to the Company.

Prior to 2009 under the Capital Accumulation Plan, the Company made an annual discretionary contribution for each participant equal to five percent of his or her base salary and annual incentive payment. In addition, to the extent a participant’s contribution to the 401(k) savings plan is limited under restrictions placed on “Highly Compensated Employees” under ERISA, the participant may elect to contribute the limited amount to the 401(k) savings plan and the difference to the Capital Accumulation Plan. To the extent the Company is unable to match participant contributions under the 401(k) savings plan because of the ERISA limitations, the matching contributions will be made by the Company to the Capital Accumulation Plan. The Company’s regular annual five percent contribution has a five year vesting period. Due to the economic conditions, the Company elected not to make the annual discretionary contribution for 2010 and 2011 and will reassess that decision as to 2012 and future periods as economic and industry conditions change and the Company’s performance improves.

The Capital Accumulation Plan also allows the participant to make an elective deferral each year of up to 50% of base salary and up to 100% of any annual incentive plan payment. The participant must irrevocably elect the base salary deferral before the beginning of the year in which compensation is being paid and the annual incentive deferral no later than six months into the performance period.

The plan provides the same investment options to participants as are available under the 401(k) savings plan, except that participants may also elect to invest in Saia stock under the plan. Participants may elect to transfer balances between investment options without restriction at any time throughout the year, except that any investment in Saia stock is an irrevocable election and upon distribution that investment will be paid out in Saia stock, rather than cash. Vested plan balances become distributable to the participant upon termination of employment.

Perquisites

The types and amounts of perquisites have been determined by the Committee with input from Mercer based on perquisites granted to comparable officers by companies in the peer group applicable to base salary. The Company provides these perquisites because many companies in the peer group provide similar perquisites to their Named Executive Officers, and the Committee believes they are necessary for retention purposes. However, the perquisites that the Company provides are fewer and less in value than the peer group, generally. The Committee reviews the perquisites provided to the Named Executive Officers in an attempt to ensure that the perquisites continue to be effective in the retention of executive talent and appropriate in light of the Committee’s overall goal of designing a compensation program that maximizes the interests of Saia’s stockholders.

The perquisites provided to the Named Executive Officers include the following (see the “All Other Compensation” column of the Summary Compensation Table):

•	Car allowance ($7,200 annual maximum per Named Executive Officer),

•	Financial/legal planning ($5,000 annual maximum for Mr. O’Dell and $4,000 annual maximum for each other Named Executive Officer), none of which was utilized during the respective periods,

•	Executive term life insurance ($1,000,000 policy for Mr. O’Dell and $500,000 policies for each other Named Executive Officer) and

•	Country club membership (no maximum amount and provided only to Mr. O’Dell).

Post-Employment Compensation

The Committee believes that severance and change in control arrangements are an important part of overall compensation for the Named Executive Officers because they help to secure the continued employment and dedication of the Named Executive Officers notwithstanding any concern they might have regarding their own continued employment prior to or following a change in control. The Committee also believes that these arrangements are important as a recruitment and retention device, as most of the companies with which Saia competes for executive talent have similar agreements in place for their senior employees. The Committee annually reviews the material terms of the agreements to ensure they are consistent with the Company’s compensation philosophy.

Executive Severance Agreements

The Company has entered into severance agreements with each of the Section 16 Reporting Officers, including the Named Executive Officers. These agreements include a “double trigger,” meaning they provide for severance payments and other benefits upon a change in control of the Company only if after the change of control the executive’s employment is terminated involuntarily (other than for cause) or voluntarily with good reason. The material terms of the executive severance agreements are reviewed annually by the Committee with input from Mercer and outside legal counsel to confirm that they remain generally consistent with competitive practices. The Committee believes these agreements reward service and tenure and recognizes the need for financial security for key executives when employment ends. Rewards focus on our ongoing needs within the changing landscape of the transportation industry.

The specific payments to be made to the Named Executive Officers upon termination of employment or a change in control of the Company under the executive severance agreements are based on peer group and general industry practices and are described in the “Potential Payments Upon Termination or Change in Control” section.

Employment Agreement

To provide an incentive for executive retention and help support certain non-competition and non-solicitation provisions, the Company has entered into an employment agreement with the Chief Executive Officer. Mr. O’Dell’s employment agreement is for a two-year term (renewing daily) and provides for a minimum base salary. Subject to the minimum base salary, the Committee may set Mr. O’Dell’s salary at any level it deems appropriate and the Committee evaluates and sets the base salary on an annual basis. The employment agreement includes a severance payment and benefits to Mr. O’Dell in the event of his employment termination under certain circumstances. All severance payments and benefits pursuant to the employment agreement are conditioned upon Mr. O’Dell’s compliance with the non-disclosure, non-competition and employee and customer non-solicitation provisions of the employment agreement. The Company believes these provisions help ensure the long-term success of the Company and facilitate executive retention.

The material terms of the employment agreement are reviewed annually by the Committee with input from Mercer and outside legal counsel to confirm that they remain generally consistent with competitive practices. The Committee believes it is important to continue this employment agreement with Mr. O’Dell to provide continuity and stability in the Company’s leadership.

The payments to be made to Mr. O’Dell upon termination of employment or a change in control of the Company under his employment agreement are described in the “Potential Payments Upon Termination or Change in Control” section.

Other Compensation Policies

Stock Ownership Guidelines

Because the Company is committed to aligning the executives’ interests with those of the stockholders, the Board has approved stock ownership guidelines for all officers who are eligible to receive long-term incentives, including all of the Named Executive Officers. The required number of shares for each officer is determined by multiplying his or her current base salary by the multiple noted below and dividing by the current share price. The current multiples for the Named Executive Officers are as follows:

Name	Title	Multiple of Salary
Richard D. O’Dell	Chief Executive Officer	5.0
James A. Darby	Vice President of Finance & Chief Financial Officer	2.5
Sally R. Buchholz	Vice President of Marketing & Customer Service	2.0
Mark H. Robinson	Vice President of Information Technology & Chief Information Officer	2.0
Brian A. Balius	Vice President of Linehaul & Industrial Engineering	2.0

While executives are not subject to a specific time period for satisfying the stock ownership guidelines, executives are encouraged to satisfy the guidelines within five years of becoming subject to the guidelines. Until the guidelines are met, executives are encouraged to hold 75% of the realized share value (net of taxes) attributable to option exercises, performance unit plan payouts and vesting in restricted stock. Currently, Mr. Darby is the only Named Executive Officer in compliance with the stock ownership guidelines due to lack of incentive payouts over the last several years and current stock market conditions. The Committee reviews the stock ownership guidelines at each meeting and monitors the progress towards, and continued compliance with, the stock ownership guidelines. The types of equity included are common stock and units held in the Company stock fund of the deferred compensation plan.

Although there are no formal penalties for not fulfilling the requirements of the ownership guidelines, non-compliance may affect future equity awards. The foregoing sets forth the Company’s current ownership guidelines for executives. The Board (or any committee designated by the Board) may, at any time, amend, modify or terminate the guidelines in full or in part. The Board (or any committee designated by the Board) may also grant waivers of the guidelines in the event of special circumstances or as otherwise determined advisable or in the best interest of the Company in given circumstances. In 2011, the Committee approved the sale by Mr. O’Dell of certain stock for personal financial reasons even though he had not met his stock ownership guideline.

Prohibited Transactions

Employees subject to the Company’s insider trading policies, including the Named Executive Officers, may not engage in short sales of Saia common stock or in transactions involving puts, calls, or other derivative securities of the Company or in hedging transactions with respect to the Company. Additionally, such employees, including the Named Executive Officers, are prohibited from holding Saia stock in a margin account and from pledging Saia common stock as collateral for indebtedness, except in circumstances where the holder can clearly demonstrate the financial capacity to repay the indebtedness without resorting to the pledged stock.

Compensation Recovery Policy

In 2007, the Board of Directors adopted a formal policy that provides that the Company will, to the extent permitted by governing law, require reimbursement of all or a portion, as applicable, of any performance-based compensation paid to any participant in the Company’s long-term incentive plans where (a) the payment was predicated upon the achievement of certain financial results that were subsequently the subject of a material restatement, and (b) a lower payment, or no payment, would have been made to the participant based upon the restated financial results. In each such instance, the Company will, to the extent practicable, seek to recover the amount by which the individual participant’s performance-based compensation exceeded the amount that would have been paid based on the restated financial results, plus a reasonable rate of interest.

Tax Policies

Under Section 162(m) of the Internal Revenue Code, the Company is limited to a $1 million annual deduction on non-performance-based compensation paid to certain Named Executive Officers. Based on the legal definition, Saia’s long-term incentive instruments (stock options and performance units) are considered performance-based compensation and are therefore deductible by the Company. Since Mr. O’Dell is the only Named Executive Officer whose annual compensation has the potential to reach $1 million (and then only in an outstanding performance year), no specific action has been taken to ensure compliance with Section 162(m).

Section 409A of the Internal Revenue Code generally changes the tax rules that affect most forms of deferred compensation that were not earned and vested prior to 2005. The Committee takes Section 409A into account in determining the form and timing of compensation paid to executives.

Sections 280G and 4999 of the Internal Revenue Code limit Saia’s ability to take a tax deduction for certain “excess parachute payments” (as defined in Code Sections 280G and 4999) and impose excise taxes on each executive that receives “excess parachute payments” in connection with his or her severance from the Company in connection with a change in control. The Committee considers the adverse tax liabilities imposed by Code Sections 280G and 4999, as well as other competitive factors, when it structures certain post-termination compensation payable to the Named Executive Officers. The potential adverse tax consequences to the Company and/or the executive, however, are not necessarily determinative factors in such decisions.

Accounting Policies

The Company accounts for its employee stock-based compensation awards in accordance with ASC Topic 718, Compensation-Stock Compensation. ASC Topic 718 requires that all employee stock-based compensation is recognized as a cost in the financial statements and that for equity-classified awards such costs are measured at the grant date fair value of the award.

For all stock option grants prior to January 1, 2003, stock-based compensation to employees is accounted for based on the intrinsic value method under ASC 718. Accordingly, no stock-based compensation expense related to stock option awards was recorded prior to January 1, 2003 for at-the-money stock option awards.

REPORT OF THE COMPENSATION COMMITTEE

OF SAIA, INC.

The Compensation Committee of the Board of Directors of the Company has submitted the following report for inclusion in this Proxy Statement:

Our Committee has reviewed and discussed the Compensation Discussion and Analysis contained in this Proxy Statement with management. Based on our Committee’s review of and the discussions with management with respect to the Compensation Discussion and Analysis, our Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement.

The foregoing report is provided by the following directors, who constitute the Committee:

Compensation Committee Members

Linda J. French, Chair

William F. Martin, Jr.

Björn E. Olsson

Jeffrey C. Ward

SUMMARY COMPENSATION TABLE

The following table sets forth the compensation awarded to, earned by or paid to Saia’s chief executive officer, chief financial officer and its three other most highly compensated executive officers (the “Named Executive Officers”) for services rendered in all capacities within Saia during the fiscal years ended December 31, 2011, 2010 and 2009.

Summary Compensation Table

Name & Principal Position	Year	Salary ($)(1)	Bonus ($)	Stock Awards ($)(2)	Option Awards ($)(2)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Non- Qualified Deferred Compensation Earnings ($)	All Other Compensation ($)(3)	Total ($)
Richard D. O’Dell,	2011	408,474	—	163,212	165,386	—	—	10,679	747,750
President & Chief	2010	408,048	—	187,511	139,086	—	—	9,564	744,208
Executive Officer (PEO)	2009	408,048	—	118,551	130,225	—	—	24,951	681,775
James A. Darby,	2011	193,065	—	51,497	52,196	—	—	13,098	309,857
Vice President of Finance &	2010	192,864	—	59,158	43,915	—	—	9,522	305,459
Chief Financial Officer (PFO)	2009	192,864	—	37,404	41,102	—	—	17,542	288,911
Mark H. Robinson,	2011	187,155	—	49,924	133,952	—	—	7,467	378,498
Vice President of Information	2010	186,960	—	57,351	42,547	—	—	5,252	292,110
Technology & Chief Information Officer	2009	186,960	—	36,270	39,881	—	—	11,911	275,022
Sally R. Buchholz,	2011	175,479	—	46,810	47,421	—	—	9,532	279,241
Vice President of	2010	175,296	—	53,779	39,934	—	—	8,675	277,685
Marketing & Customer Service	2009	175,296	—	34,003	37,381	—	—	16,154	262,835
Brian A. Balius,	2011	169,329	—	33,829	34,351	—	—	8,461	245,970
Vice President of Linehaul &	2010	169,152	—	38,864	28,862	—	—	2,952	239,830
Industrial Engineering	2009	164,318	—	24,564	27,033	—	—	9,851	225,766

(1)	Includes amounts deferred under the Company’s Executive Capital Accumulation Plan as disclosed in the Nonqualified Deferred Compensation Table.

(2)

Based on aggregate grant date fair value of the awards as computed in accordance with FASB ASC Topic 718. See Note 8 to the Consolidated Financial Statements in the Annual Report on Form 10-K for the year ended December 31, 2011 for valuation assumptions used.

(3)	See details in the “All Other Compensation” table below.

ALL OTHER COMPENSATION

The following table sets forth the detail of other compensation awarded to, earned by or paid to Saia’s Named Executive Officers for services rendered in all capacities within Saia during the fiscal years ended December 31, 2011, 2010 and 2009.

All Other Compensation

Name & Principal Position	Year	Perquisites & Other Personal Benefits(1)	Tax and Financial Planning	Car Allowance	Payments/ Accruals on Termination Plans	Company Contributions to Defined Contribution Plans (401(k))	Company Contributions to Defined Contribution Plans (Def. Comp.)	Dividends/ Earnings on Stock/Option Awards	Insurance Premiums	Other
Richard D. O’Dell,	2011	808	—	5,148	—	—	—	—	2,622	2,102	(2)
President & Chief	2010	1,212	—	4,876	—	—	—	—	1,710	1,765	(2)
Executive Officer (PEO)	2009	789	—	5,930	—	984	15,609	—	1,639	—	—
James A. Darby,	2011	—	—	7,200	—	1,650	684	—	3,564	—	—
Vice President of Finance &	2010	—	—	7,200	—	—	—	—	2,322	—	—
Chief Financial Officer (PFO)	2009	—	—	7,200	—	698	7,419	—	2,225	—	—
Mark H. Robinson,	2011	—	—	4,236	—	1,485	504	—	1,242	—	—
Vice President of	2010	—	—	4,010	—	—	—	—	1,242	—	—
Information Technology & Chief Information Officer	2009	—	—	2,851	—	677	7,193	—	1,190	—	—
Sally R. Buchholz,	2011	—	—	6,738	—	1,244	622	—	927	—	—
Vice President of Marketing	2010	—	—	6,656	—	—	—	—	927	1,091	(2)
& Customer Service	2009	—	—	6,634	—	634	6,706	—	898	1,282	(2)
Brian A. Balius,	2011	—	—	3,938	—	1,268	600	—	836	1,819	(2)
Vice President of	2010	—	—	2,406	—	—	—	—	546	—	—
Linehaul & Industrial Engineering	2009	—	—	2,564	—	408	6,335	—	544	—	—

(1)	Payment of country club dues.

(2)	Deemed compensation for spousal travel.

Grants of Plan-Based Awards

The following table sets forth the detail of grants of plan-based awards to Saia’s Named Executive Officers for services rendered in all capacities during the fiscal year ended December 31, 2011. See further details regarding these grants in the description of “Long-Term Incentives” beginning on page 23 of the Compensation Discussion and Analysis included above.

Grants of Plan-Based Awards — 2011

Name & Principal Position	Grant Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock or Units (#)	All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards
		Threshold ($)	Target ($)	Maximum ($)	Threshold (1) (#)	Target (1) (#)	Maximum (1) (#)
Richard D. O’Dell,	5/2/2011	—	—	—	—	—	—	—	19,740	16.39	165,386
President & Chief Executive Officer (PEO)	2/2/2011	—	—	—	—	9,958	19,916	—	—	—	163,212
James A. Darby,	5/2/2011	—	—	—	—	—	—	—	6,230	16.39	52,196
Vice President of Finance & Chief Financial Officer (PFO)	2/2/2011	—	—	—	—	3,142	6,284	—	—	—	51,497
Mark H. Robinson,	7/29/2011	—	—	—	—	—	—	—	11,000	15.07	83,348
Vice President of	5/2/2011	—	—	—	—	—	—	—	6,040	16.39	50,604
Information Technology & Chief Information Officer	2/2/2011	—	—	—	—	3,046	6,092	—	—	—	49,924
Sally R. Buchholz,	5/2/2011	—	—	—	—	—	—	—	5,660	16.39	47,421
Vice President of Marketing & Customer Service	2/2/2011	—	—	—	—	2,856	5,712	—	—	—	46,810
Brian A. Balius,	5/2/2011	—	—	—	—	—	—	—	4,100	16.39	34,351
Vice President of Linehaul & Industrial Engineering	2/2/2011	—	—	—	—	2,064	4,128	—	—	—	33,829

(1)	Estimated payouts under the 2011-2014 long-term incentive award under the Saia, Inc. 2011 Omnibus Incentive Plan calculated based on base salaries as of January 1, 2012.

Outstanding Equity Awards

The following table sets forth information regarding the number of shares of unexercised stock options and the number of shares and value of restricted stock outstanding at December 31, 2011 for the Named Executive Officers.

Outstanding Equity Awards at December 31, 2011

Name & Principal Position	Option Awards						Stock Awards
	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable		Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock that Have Not Vested (#)		Market Value of Shares or Units of Stock that Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units, or Other Rights that Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units, or Other Rights that Have Not Vested ($)
Richard D. O’Dell,	5,880	—		—	23.000	02/02/2012	25,500	(5)	318,240	6,694	83,541
President & Chief	9,560	—		—	27.380	01/27/2013	—		—	13,490	168,355
Executive Officer (PEO)	11,750	—		—	26.720	02/02/2014	—		—	9,958	124,276
	13,326	6,664	(1)	—	26.720	02/02/2017	—		—	—	—
	26,040	—		—	14.710	02/01/2015	—		—	—	—
	—	22,400	(2)	—	11.960	02/03/2016	—		—	—	—
	—	22,360	(3)	—	12.100	02/02/2017	—		—	—	—
	—	19,740	(4)	—	16.390	05/01/2018	—		—	—	—
James A. Darby,	1,300	—		—	23.000	02/02/2012	—		—	2,112	26,358
Vice President of Finance &	2,170			—	27.380	01/27/2013	—		—	4,256	53,115
Chief Financial Officer (PFO)	3,710	—		—	26.720	02/02/2014	—		—	3,142	39,212
	8,220	—		—	14.710	02/01/2015	—		—	—	—
	—	7,070	(2)	—	11.960	02/03/2016	—		—	—	—
	—	7,060	(3)	—	12.100	02/02/2017	—		—	—	—
	—	6,230	(4)	—	16.390	05/01/2018	—		—	—	—
Mark H. Robinson,	1,280	—		—	23.000	02/02/2012	—		—	2,048	25,559
Vice President of Information	1,310	—		—	16.880	08/24/2012	—		—	4,126	51,492
Technology & Chief	3,570	—		—	27.380	01/27/2013	—		—	3,046	38,014
Information Officer	3,430	—		—	26.720	02/02/2014	—		—	—	—
	7,970	—		—	14.710	02/01/2015	—		—	—	—
	—	6,860	(2)	—	11.960	02/03/2016	—		—	—	—
	—	6,840	(3)	—	12.100	02/02/2017	—		—	—	—
	—	6,040	(4)	—	16.390	05/01/2018	—		—	—	—
	—	11,000	(6)	—	15.070	07/28/2018	—		—	—	—
Sally R. Buchholz,	1,220	—		—	23.000	02/02/2012	—		—	1,920	23,962
Vice President of Marketing &	2,030	—		—	27.380	01/27/2013	—		—	3,869	48,285
Customer Service	2,530	—		—	26.720	02/02/2014	—		—	2,856	—
	5,600	—		—	14.710	02/01/2015	—		—	—	—
	—	6,430	(2)	—	11.960	02/03/2016	—		—	—	—
	—	6,420	(3)	—	12.100	02/02/2017	—		—	—	—
	—	5,660	(4)	—	16.390	05/01/2018	—		—	—	—
Brian A. Balius,	1,070	—		—	23.000	02/02/2012	—		—	1,387	17,310
Vice President of Linehaul &	1,790	—		—	27.380	01/27/2013	—		—	2,796	34,894
Industrial Engineering	2,220	—		—	26.720	02/02/2014	—		—	2,064	25,759
	4,910	—		—	14.710	02/01/2015	—		—	—	—
	—	4,650	(2)	—	11.960	02/03/2016	—		—	—	—
		4,640	(3)	—	12.100	02/02/2017	—		—	—	—
	—	4,100	(4)	—	16.390	05/01/2018	—		—	—	—

All unexercisable options were issued under the Saia, Inc. Amended and Restated 2003 Omnibus Incentive Plan.

(1)	Options vested in three equal tranches on 2/2/2010, 2/2/2011 and 2/2/2012.

(2)	Options vested on 2/1/2012.

(3)	Options vest on 2/1/2013.

(4)	Options vest on 2/1/2014.

(5)	Restricted stock from Mr. O’Dell’s 2008 award vested or will vest: one quarter on 2/1/2011, one quarter on 2/1/2012 and one half on 2/1/2013.

(6)	Options vest on 7/27/2014.

2011 Options Exercised and Stock Vested

The following table sets forth information regarding the number and value of stock options exercised and stock awards vested during 2011 for the Named Executive Officers.

Option Exercises and Stock Vested — 2011

Name & Principal Position	Option Awards		Stock Awards
	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
Richard D. O’Dell,	—	—	18,576	$287,742
President & Chief Executive Officer (PEO)
James A. Darby,	—	—	3,179	49,243
Vice President of Finance & Chief Financial Officer (PFO)
Mark H. Robinson,	—	—	3,081	47,725
Vice President of Information Technology & Chief Information Officer
Sally R. Buchholz,	—	—	2,165	33,536
Vice President of Marketing & Customer Service
Brian A. Balius,	—	—	2,088	32,343
Vice President of Linehaul & Industrial Engineering

Non-Qualified Deferred Compensation

The following table sets forth information regarding the executive and Company contributions to the Capital Accumulation Plan, as well as investment earnings on the Plan for the Named Executive Officers in 2011. See further details regarding the Capital Accumulation Plan in the description of “Other Benefits and Perquisites” on page 26 of the Compensation Discussion and Analysis included above.

Nonqualified Deferred Compensation — 2011

Name & Principal Position	Executive Contributions in Last FY (1) ($)	Company Contributions in Last FY (2) ($)	Aggregate Earnings in Last FY ($)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last FYE ($)
Richard D. O’Dell,	—	—	(141,739)	—	462,212
President & Chief Executive Officer (PEO)
James A. Darby,	10,055	684	(82,965)	—	394,964
Vice President of Finance & Chief Financial Officer (PFO)
Mark H. Robinson,	3,821	504	(40,562)	—	153,790
Vice President of Information Technology &
Chief Information Officer
Sally R. Buchholz,	3,364	622	(50,055)	—	176,214
Vice President of Marketing &
Customer Service
Brian A. Balius,	4,868	600	(25,014)	—	95,651
Vice President of Linehaul &
Industrial Engineering

(1)	Amounts reported in this column are reported as Salary in the last completed fiscal year in the Summary Compensation Table.

(2)	Amounts reported in this column are reported as Other Compensation in the last completed fiscal year in the Summary Compensation Table.

Pension Benefits

Although the Company has a defined contribution 401(k) savings plan, it does not have a tax-qualified defined benefit plan or supplemental executive retirement plan. As such, there are no related disclosures to be made.

Potential Payments Upon Termination or Change in Control

Performance Unit Award Agreements

Each of the Named Executive Officers currently employed by the Company is subject to one or more performance unit award agreements, each with a performance period for the award available thereunder of three years. The number of shares that would be paid to an executive with respect to the three-year performance period of each performance unit award agreement is based on the total shareholder return of Saia compared to the total shareholder return of the identified peer group. See the “Long-Term Incentives — Performance Units” subsection of the “Compensation Discussion and Analysis” section for additional information on how payouts for the performance units are calculated.

Under these agreements, upon involuntary termination other than for “cause” or termination due to death, total disability or retirement, the executive is entitled to receive a pro rata portion of his or her performance unit award if, and only if, he or she had been employed at least 50% of the performance period of the agreement. Upon voluntary termination, the executive will not receive his or her performance unit award if it has not yet been paid out except to the extent that the performance period of the agreement has expired before the executive’s voluntary termination. Upon termination for cause, the executive will forfeit his or her performance unit award if it has not been paid out, regardless of whether the performance period has expired. For purposes of the performance unit award agreements, “cause” means gross negligence or gross neglect of duties, commission of a felony or of a gross misdemeanor involving moral turpitude; or fraud, disloyalty, dishonesty or willful violation of any law or Company policy resulting in an adverse effect on the Company.

Any performance unit award that a terminated executive is entitled to receive will be paid out in a shares of the Company’s stock as soon as practicable following the expiration of the applicable performance period, and in any event, no later than 2 1/2 months after the expiration of the applicable performance period.

The following table details the amounts that each Named Executive Officer who was employed as of December 31, 2011 would have received under the performance unit award agreements if their employment had been terminated on December 31, 2011, the last day of the Company’s fiscal year 2011, and based on the Company’s closing stock price as of December 30, 2011 (the last business day of fiscal year 2011) of $12.48.

Name	For Cause Termination by the Company or Voluntary Termination by Executive for Other than Good Reason	Termination by the Company without Cause or Termination by the Executive for Good Reason	Disability	Death
Richard D. O’Dell	$—	$131,160	$131,160	$131,160
James A. Darby	$—	$41,408	$41,408	$41,408
Mark H. Robinson	$—	$40,153	$40,153	$40,153
Sally R. Buchholz	$—	$40,974	$40,974	$40,974
Brian A. Balius	$—	$27,194	$27,194	$27,194

Under the performance unit award agreements, upon a “change in control,” as that term is defined in the Amended and Restated 2003 Omnibus Plan and in the 2011 Omnibus Plan, as amended, the executives would receive the percentage of the target incentive based on total stockholder return calculated as of the date of such change in control, prorated to reflect the actual number of months of service from the date of the grant of the performance unit to the date of the change in control. See the “Long-Term Incentives — Performance Units” subsection of the “Compensation Discussion and Analysis” section for additional information on how payouts for the performance units are calculated.

Any performance unit awards that an executive is entitled to receive upon a change in control will be paid out in a lump sum concurrently with the change in control.

Executive Severance Agreements

Each of the Section 16 Reporting Officers is subject to a “double trigger” executive severance agreement. Under these agreements the executive will receive certain compensation in the event of a “change of control” of Saia followed within two years by (i) the termination of the executive’s employment for any reason other than death, disability, retirement or “cause” or (ii) the resignation of the executive due to an adverse change in title, authority or duties, a transfer to a new location more than 50 miles from the location where the executive was employed immediately prior to the change in control , a reduction in salary, or a reduction in fringe benefits or annual bonus below a level consistent with Saia’s practice prior to the change of control. In the event of a qualifying payment event: (i) the executive will receive on the first day of the seventh month following the executive’s last day of employment a lump sum cash payment equal to one or two times the highest rate of base compensation and bonuses paid or payable in any consecutive 12 month period during the three years prior to termination, except in the case of Mr. O’Dell whose lump sum cash payment is three times the highest rate of base compensation and bonuses paid or payable in any consecutive 12 month period during the three years period to termination; and (ii) for two years following the executive’s employment termination (three years in the case of Mr. O’Dell), the executive is deemed to remain an employee of the Company for purposes of applicable medical, life insurance and long-term disability plans and programs covering key executives of the Company and shall be entitled to receive the benefits available to key employees thereunder. If the executive’s participation under any such program is barred, the Company shall arrange to provide the executive with substantially similar benefits.

In the event of a change of control, all outstanding stock options held by the executive at the time of termination immediately vest and remain exercisable for one year following the change of control (two years in the case of Mr. O’Dell), but not beyond the original term of the option.

Saia will pay the executive a gross up payment to make the executive whole for any taxes incurred by the executive for any payment, distribution or other benefit (including any acceleration of vesting of any benefit) received or deemed received by the executive under the executive severance agreement or otherwise that triggers the excise tax imposed by Section 4999 of the Internal Revenue Code.

For the purpose of the executive severance agreements, a “change of control” will be deemed to have taken place if: (i) a third person, including a “group” as defined in Section 13(d)(3) of the Securities Exchange Act of 1934, purchases or otherwise acquires shares of Saia and as a result thereof becomes the beneficial owner of shares of Saia having 20% or more of the total number of votes that may be cast for the election of directors of Saia; or (ii) as the result of, or in connection with any cash tender or exchange offer, merger or other business combination, or contested election, or any combination of the foregoing transactions, the directors then serving on the Board of Directors cease to constitute a majority of the Board of Directors of Saia or any successor to Saia.

The following table details the amounts that each Section 16 Reporting Officer who was employed as of December 31, 2011 would receive under (a) the performance unit award agreements if their employment had terminated following a “change in control” (in the case of all the Named Executive Officers), (b) the restricted award agreement if his employment had terminated following a “change in control” (in the case of Mr. O’Dell); and (c) the executive severance agreements if their employment had terminated (following a “change of control”) on December 31, 2011, the last day of the Company’s fiscal year 2011, and based on the Company’s closing stock price as of December 30, 2011 (the last business day of fiscal year 2011) of $12.48.

Name	Salary & Bonus Severance ($)	Performance Unit Award Severance ($)	Accrued Vacation Pay ($)	Shares of Options Vested on Termination (#)	Value of Options Vested on Termination ($)	Continuation of Health Benefits ($) (1)
Richard D. O’Dell	$1,242,850	$131,160	$11,261	71,164	$20,145	$19,118
James A. Darby	$394,174	$41,408	$10,644	20,360	$6,359	$19,118
Mark H. Robinson	$382,108	$40,153	$—	30,740	$6,166	$19,118
Sally R. Buchholz	$358,270	$40,974	$1,037	18,510	$5,783	$19,118

(1)	Subject to future year premiums and cost sharing terms of the Company’s benefit plan terms.

Restricted Stock Agreements

In February 2008, Mr. O’Dell entered into a restricted stock agreement with the Company under the Amended and Restated 2003 Omnibus Plan pursuant to which he was awarded 34,000 shares. On February 1, 2011, 25% of the restricted stock award vested, and on February 1, 2012, another 25% of the restricted stock award vested. Assuming Mr. O’Dell remains employed by the Company on February 1, 2013, the remaining balance will vest. In the event the Company is wholly or partly liquidated, or agrees to participate in a merger, consolidation or reorganization in which it, or any entity controlled by it, is not the surviving entity (described in the agreement as a “change in control”) all of Mr. O’Dell’s unvested shares become immediately vested. If Mr. O’Dell’s employment with the Company terminates for any reason, he will forfeit all his unvested restricted stock awarded under his restricted stock agreement.

On February 2, 2012, the Named Executive Officers each entered into a restricted stock agreement with the Company under the 2011 Omnibus Plan pursuant to which agreements Mr. O’Dell was awarded 30,303 shares, Mr. Darby was awarded 15,152 shares, and Messrs. Robinson and Balius and Ms. Buchholz were each awarded 9,091 shares. Assuming each Named Executive Officer remains employed by the Company on each of the following dates, the restricted stock for each Named Executive Officer will vest as follows: 25% of the restricted stock award will vest on February 2, 2015, another 25% of the restricted stock award will vest on February 2, 2016, and the remaining balance will vest on February 2, 2017. Upon a Change in Control of the Company, as defined under the 2011 Omnibus Plan, all of the unvested shares become immediately vested. In the event of the death or termination of employment of a Named Executive Officer prior to February 2, 2013, all shares of unvested restricted stock granted pursuant to his or her agreement shall be cancelled and forfeited for no consideration. In the event of the death or termination of employment due to Total Disability or Retirement, as defined in the 2011 Omnibus Plan, of a Named Executive Officer after February 2, 2013 and prior to February 2, 2014, one-third of the shares of restricted stock granted pursuant to his or her agreement shall become fully vested on the date of death or such employment termination and all shares of unvested restricted stock shall be cancelled and forfeited for no consideration. In the event of the death or termination of employment due to Total Disability or Retirement of a Named Executive Officer after February 2, 2014 and prior to February 2, 2015, two-thirds of the shares of restricted stock shall become fully vested on the date of death or such employment termination and all shares of unvested restricted stock granted pursuant to his or her agreement shall be cancelled and forfeited for no consideration. In the event of the death or termination of employment due to Total Disability or Retirement of a Named Executive Officer on or after February 2, 2015, all shares of restricted stock granted pursuant to his or her agreement shall become fully vested on the date of death or such employment termination. If a Named Executive Officer’s employment with the Company terminates for any reason other than as previously described, he or she will forfeit all the unvested restricted stock awarded under his or her 2012 restricted stock agreement.

Employment Agreement

The Company has entered into an employment agreement with Mr. O’Dell. Currently, no other Named Executive Officer has an employment agreement with the Company. Mr. O’Dell’s employment agreement provides for severance payments and benefits to Mr. O’Dell in the event of his employment termination under certain circumstances. All severance payments and benefits pursuant to the employment agreement are conditioned upon Mr. O’Dell’s compliance with the non-disclosure, non-competition and employee and customer non-solicitation provisions of the employment agreement.

In the event Mr. O’Dell’s employment is terminated by the Company without cause or by Mr. O’Dell for good reason, the employment agreement provides that he shall be entitled to receive base salary and benefits accrued through the termination date, along with a severance benefit equal to two times his annual rate of base salary immediately preceding his termination of employment, paid in a lump sum on the first day of the seventh month immediately following Mr. O’Dell’s last day of employment. In addition, in that event, the Company would be obligated to pay Mr. O’Dell a prorated target bonus based on the actual portion of the fiscal year elapsed prior to the termination of Mr. O’Dell’s employment. Such payment shall be made in a lump sum on the first day of the seventh month immediately following Mr. O’Dell’s last day of employment together with interest on such target bonus at a reasonable rate to be determined by the Company. In addition, during the period of 24 months following Mr. O’Dell’s termination of employment, Mr. O’Dell (and if covered under the applicable program, his spouse) would remain covered by the employee benefit plans and programs that covered him immediately prior to his termination of employment subject to certain exceptions. In the event Mr. O’Dell’s participation in any such employee benefit plan is barred, Saia will arrange to provide Mr. O’Dell with substantially similar benefits. All outstanding stock options held by Mr. O’Dell at the time of termination become fully exercisable upon such termination and Mr. O’Dell would have two years from the date of such termination to exercise such stock options, but not beyond the term of the option. Benefits provided under the employment agreement are subject to a gross-up payment for any excise tax imposed by Section 4999 of the Internal Revenue Code. The employment agreement provides that in the event of an employment termination that would provide severance benefits under Mr. O’Dell’s severance agreement and Mr. O’Dell’s employment agreement, Mr. O’Dell would be entitled to the greater of each benefit provided under the applicable agreements.

In the event of death or disability, Mr. O’Dell or his estate would be eligible to receive salary and benefits accrued through the date of the event, except that if the event occurred prior to the end of the performance period, any annual incentive would be forfeited. However, payment of long-term incentive performance units would be calculated using the event date as the end of the performance period, and then paid out based on a pro rata portion of the entire performance period. All outstanding stock options would immediately vest and would expire in one year, but not beyond the term of the option.

Regardless of the manner in which Mr. O’Dell terminates employment, he may be entitled to receive amounts earned during the term of employment. Such amounts include:

•	Amounts contributed by Mr. O’Dell to the Company’s 401(k) savings plan and nonqualified deferred compensation plan; and

•	Unused vacation pay.

In the event of the death or disability of Mr. O’Dell, in addition to the forgoing benefits listed he will receive benefits under the Company’s disability plan or payments under the Company’s life insurance plan, as appropriate.

The Company has a separate executive severance agreement with Mr. O’Dell that addresses termination payments following a termination after a “change of control” as described in “Potential Payments upon Termination or Change of Control — Executive Severance Agreement” above.

The table below reflects the amount of compensation to be paid to Mr. O’Dell in the event of termination of his employment. The tables present the amount of compensation payable to Mr. O’Dell upon voluntary termination by Mr. O’Dell, involuntary not-for-cause termination, for cause termination, and in the event of disability or death. The amounts shown in the tables below assume that such termination was effective as of

December 31, 2011, and thus amounts earned through such time are estimates of the amounts which would be paid out to Mr. O’Dell upon his termination under the provisions. The actual amounts to be paid out can only be determined at the time of Mr. O’Dell’s actual separation from the Company

Richard D. O’Dell

Executive Benefits & Payments upon Separation	For Cause Termination by the Company or Voluntary Termination by Executive for Other than Good Reason	Termination by the Company without Cause or Termination by the Executive for Good Reason	Disability	Death
Salary & Bonus Sevarance	$17,428	$1,122,476	$17,428	$17,428
Performance Unit Award Payout	$—	$—	$131,160	$131,160
Shares of Stock Options Vested	—	71,164	71,164	$71,164
Value of Stock Options Vested	$—	$20,145	$20,145	$20,145
Continuation of Health Benefits	$—	$19,118	$—	$—
Accrued Vacation Pay	$11,261	$11,261	$11,261	$11,261
Employer Contribution to Deferred Compensation Plan	$—	$—	$—	$—
Disability Income	$—	$—	$1,992,908	$—
Life Insurance Benefits	$—	$—	$—	$1,000,000

The Named Executive Officers other than Mr. O’Dell would be entitled to the payments upon that officer’s termination by the Company, disability or death as described in the “Performance Unit Award Agreements” and “Executive Severance Agreements” subsections of the proxy statement. In addition, upon disability that officer would be entitled to payments due under the Company’s disability benefit program and upon death that officer’s estate would be entitled to payments due under life insurance benefits provided by the Company.

Director Compensation

The Compensation Committee, with input and analysis from Mercer, annually reviews compensation for the Company’s non-employee directors and makes recommendations for the approval of the full Board of Directors. Current market data indicates non-employee director compensation is well below the target 50% level. As a result of the current economic environment, Company performance and the Company’s strategic plan for 2010, 2011 and 2012, non-employee director compensation was not increased in 2010, 2011 or 2012. In April 2009, as part of compensation reductions throughout the Company in response to the significant competitive and financial challenges faced by the Company, the Board elected to reduce cash compensation paid to non-employee directors by 10%. The 10% reduction will remain in place until salaries and wages are restored for the employees of the Company.

For 2011 and 2012, all non-employee directors (other than the Chairman) receive the following compensation, which reflects the 10% reduction for cash components initiated in April 2009:

•

Annual retainer of $18,000 (chairpersons of the Nominating and Governance Committee and the Compensation Committee receive an additional $4,500 annually, the chairperson of the Audit Committee and the Lead Independent Director each receive an additional $9,000 annually). Amounts paid in 2010 were paid one-half in cash and one-half in Saia common stock;

•	Shares of Saia common stock with a value of $27,500 (equates to 1,680 shares for 2011 and 1,670 shares for 2012);

•	$1,350 for each Board meeting attended; and

•	$900 for each committee meeting attended (unless the committee chair elects not to authorize a fee for perfunctory committee meetings).

For 2011 and 2012, the non-employee Chairman receives an annual retainer of $81,000 (reflecting the 10% reduction) in addition to the compensation received by the other non-employee directors.

All non-employee directors are reimbursed for travel and other out-of-pocket incidental expenses related to meetings.

Under the 2011 Omnibus Incentive Plan (the “2011 Omnibus Plan”), each non-employee director will have the option to receive up to 100% of his or her annual Board and committee retainers paid in shares of common stock in lieu of cash, with the value of the shares to be computed by reference to the fair market value of Saia’s common stock on the date of payment. In addition, under the 2011 Omnibus Plan, on May 1 of each calendar year (or any later date within each calendar year, as determined by the Compensation Committee), each non-employee director shall be granted not more than 4,000 shares of common stock, as determined by the Compensation Committee, which common stock will be subject to a three-year cliff vesting restriction. Any unvested portion of such award will become fully vested upon cessation of the director’s service on the Board, other than for cause, or a Change in Control of the Company. Any non-employee director appointed to the Board other than at the Company’s annual meeting of stockholders shall be granted upon his or her appointment an award of not more than 4,000 shares of common stock, as determined by the Compensation Committee, which grant will be subject to the same vesting restrictions.

For 2011 and 2012, the Committee determined to grant to each non-employee director shares of Saia common stock with a value of $27,500 (equates to 1,680 shares for 2011 and 1,670 shares for 2012). The number of shares is calculated based on the stock price effective at the date the Compensation Committee decides on the number of shares to be granted to non-employee directors. The resulting value reflected on the 2011 Director

Compensation Table under the “Stock Awards” is based on the actual award date which is determined after the annual shareholder meeting (calculated based on the closing price on the May 2, 2011 award date of $16.39 per share).

Under the Director’s Deferred Fee Plan, non-employee directors may defer all or a portion of annual fees earned. The deferrals are converted into units equivalent to the value of Company common stock. Upon the directors’ termination, death or disability, accumulated deferrals are distributed in the form of Company common stock.

The following table sets forth all compensation earned by the Company’s non-employee directors for the year ended December 31, 2011.

Non-Employee Director Compensation — 2011

Name	Fees Earned or Paid in Cash ($) (2)	Stock Awards ($)		Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)		Total ($)
Linda J. French	20,700	38,795	(1)	—	—	—	—		59,495
John J. Holland	13,050	45,548	(1)	—	—	—	—		58,598
William F. Martin, Jr.	21,150	38,795	(1)	—	—	—	—		59,945
James A. Olson	11,250	54,546	(1)	—	—	—	—		65,796
Bjorn E. Olsson	18,000	47,793	(1)	—	—	—	—		65,793
Douglas W. Rockel	13,050	45,548	(1)	—	—	—	—		58,598
Herbert A. Trucksess, III	105,750	27,535		—	—	—	64,978	(3)	198,263
Jeffrey C. Ward	9,450	45,548	(1)	—	—	—	—		54,998

(1)	Amount deferred under the Directors’ Deferred Fee Plan.

(2)	Amounts represent payments in 2011.

(3)	Amounts paid to Mr. Trucksess in connection with his supplemental retirement benefits.

In order to align non-employee directors’ interests with those of the Company and its stockholders, the Board has approved stock ownership guidelines for the Company’s non-employee directors. Under the guidelines, non-employee directors have three years from the date they joined the Board to acquire shares of the Company’s common stock valued at five times the then-current retainer for non-employee directors. Units held in the Company’s Deferred Stock Plan are included as units of stock for the purposes of the guidelines. Under Company policy, directors are precluded from selling shares earned as a director until the director is in compliance with the stock ownership guidelines.

REPORT OF THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS

The Audit Committee operates pursuant to a written charter which has been approved and adopted by the Board of Directors and is reviewed and reassessed annually by the Audit Committee. The Committee charter is available within the investor relations section of the Company’s website at www.saia.com. For the year ended December 31, 2011 and as of the date of the adoption of this report, the Audit Committee was comprised of James A. Olson, John J. Holland and Douglas W. Rockel, each of whom met the independence and experience requirements of The NASDAQ Global Select Market. Messrs. Olson, Holland and Rockel are “audit committee financial experts” as defined by the applicable rules of the Securities and Exchange Commission.

The Audit Committee oversees Saia’s financial reporting process on behalf of the Board of Directors and oversees the entire audit function including the selection of independent registered public accounting firm. Management has the primary responsibility for the consolidated financial statements and the financial reporting process including internal control over financial reporting and the Company’s legal and regulatory compliance. In fulfilling its oversight responsibilities, the Audit Committee reviewed and discussed with management the audited consolidated financial statements for the year ended December 31, 2011 including a discussion of the acceptability and quality of the accounting principles, the reasonableness of significant accounting judgments and critical accounting policies and estimates, the clarity of disclosures in the consolidated financial statements, and management’s assessment and report on internal control over financial reporting. The Audit Committee also discussed with the Chief Executive Officer and Chief Financial Officer their respective certifications with respect to Saia’s Annual Report on Form 10-K for the year ended December 31, 2011.

The Audit Committee reviewed with the independent registered public accounting firm, who is responsible for expressing opinions on (i) the conformity of those audited consolidated financial statements with U.S. generally accepted accounting principles and (ii) the effectiveness of internal control over financial reporting, their judgments as to the acceptability and quality of Saia’s accounting principles and such other matters as are required to be discussed with the Audit Committee in accordance with the standards of the Public Company Accounting Oversight Board (United States) (PCAOB) including those matters required to be discussed by Statement on Auditing Standards No. 61/114, Communication with Audit Committees. In addition, the Audit Committee has received the written disclosures and the letter from the independent registered public accounting firm required by applicable requirements of the PCAOB regarding the independent registered public accounting firm’s communications with the Audit Committee concerning independence and has discussed those disclosures and other matters relating to independence with the auditors.

The Audit Committee discussed with Saia’s internal and independent registered public accounting firm the overall scope and plans for their respective audits. The Audit Committee meets with the director of internal audit and independent registered public accounting firm, with and without management present, to discuss the results of their audits of Saia’s internal controls, including internal control over financial reporting, and the overall quality of Saia’s financial reporting.

Members of the Audit Committee rely without independent verification on the information provided to them and on the representations made by management and the independent registered public accounting firm. In reliance on the reviews and discussions with management and with the independent registered public accounting firm referred to above and the receipt of an unqualified opinion from KPMG LLP as of December 31, 2011 regarding the audited consolidated financial statements of Saia for the year ended December 31, 2011, as well as the opinion of KPMG LLP on the effectiveness of internal control over financial reporting, the Audit Committee recommended to the Board of Directors (and the Board approved) that the audited consolidated financial statements be included in the Annual Report on Form 10-K for the year ended December 31, 2011 for filing with the Securities and Exchange Commission.

Audit Committee Members

James A. Olson, Chair

John J. Holland

Douglas W. Rockel

The foregoing Report of the Compensation Committee of the Board of Directors and Report of the Audit Committee of the Board of Directors shall not be deemed to be soliciting material or be incorporated by reference by any general statement incorporating by reference this proxy statement into any filing under the Securities Act of 1933 or under the Securities Exchange Act of 1934, except to the extent Saia specifically incorporates this information by reference, and shall not otherwise be deemed to be filed with the Securities and Exchange Commission under such Acts.

PROPOSAL 2

ADVISORY VOTE ON EXECUTIVE COMPENSATION

The Dodd-Frank Wall Street Reform and Consumer Protection Act (the “Dodd-Frank Act”) requires that Saia’s stockholders have the opportunity to cast a non-binding advisory vote regarding the approval of the compensation disclosed in this proxy statement of Saia’s executive officers who are named in the Summary Compensation Table and the other compensation tables (the “Named Executive Officers”) on the frequency basis determined by the Company. In 2011, the Company determined to present an advisory vote to the stockholders regarding the compensation disclosed in the proxy statement every year until the Company determines to present the information on some other frequency. The decision to hold the vote every year is consistent with the advisory vote of Saia’s stockholders in 2011 to hold such advisory vote on compensation every year going forward. Saia has disclosed the compensation of the Named Executive Officers in this proxy statement pursuant to rules adopted by the Securities and Exchange Commission.

Saia believes that the compensation policies for the Named Executive Officers are designed to attract, motivate and retain talented executive officers and are aligned with the long-term interests of Saia’s stockholders. This advisory stockholder vote gives you as a stockholder the opportunity to approve or not approve the compensation of the Named Executive Officers that is disclosed in this proxy statement by voting for or against this Proposal 2 (or you may abstain from voting).

“RESOLVED, that the stockholders of Saia, Inc. approve all of the compensation of Saia’s executive officers who are named in the Compensation Discussion and Analysis and the compensation tables contained in Saia, Inc.’s 2012 proxy statement, as such compensation is disclosed in Saia’s, Inc.’s 2012 proxy statement pursuant to disclosure rules of the Securities and Exchange Commission, which disclosure includes the proxy statement’s Summary Compensation Table and other executive compensation tables and related narrative disclosures.”

Vote Required for Approval

The approval of the advisory vote on executive compensation requires the affirmative vote of a majority of the shares present at the meeting in person or by proxy and entitled to vote. Because your vote is advisory, it will not be binding on either the Board of Directors or Saia. However, Saia’s Compensation Committee will take into account the outcome of the stockholder vote on this Proposal 2 when considering future executive compensation arrangements.

YOUR BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE

“FOR” THE APPROVAL OF THE COMPENSATION DISCLOSED

IN THIS PROXY STATEMENT OF THE NAMED EXECUTIVE OFFICERS.

PROPOSAL 3

RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC

ACCOUNTING FIRM

Appointment of Independent Registered Public Accounting Firm

KPMG LLP audited Saia’s annual consolidated financial statements for the fiscal year ended December 31, 2011. The Audit Committee has appointed KPMG LLP to be Saia’s independent registered public accounting firm for the fiscal year ending December 31, 2012. The stockholders are asked to ratify this appointment at the annual meeting. A representative of KPMG LLP will be present at the meeting to respond to appropriate questions and to make a statement if they so desire.

Independent Registered Public Accounting Firm’s Fees

KPMG LLP billed Saia the following amounts for services provided during fiscal 2010 and 2011:

	2010	2011
Audit Fees	$630,000	$605,000
Audit-Related Fees	17,000	17,000
Tax Fees	—	—
All Other Fees	—	—

Total Fees	$647,000	$622,000

•

Audit Fees.    This category includes the fees and out-of-pocket expenses for the audit of Saia’s annual consolidated financial statements and internal control over financial reporting and review of Saia’s quarterly reports.

•

Audit-Related Fees.    This category consists of fees for assurance and related services reasonably related to the performance of the audit or the review of Saia’s consolidated financial statements, not otherwise reported under Audit Fees.

•	Tax Fees. This category consists of fees for tax compliance, tax advice and tax planning.

•	All Other Fees. This category consists of fees for other non-audit services.

The Audit Committee has a written policy governing the engagement of Saia’s independent registered public accounting firm for audit and non-audit services. Under this policy, the Audit Committee is required to pre-approve all audit and non-audit services performed by the Company’s independent registered public accounting firm to assure that the provision of such services does not impair the independent registered public accounting firm’s independence. Under the Audit Committee policy, the independent registered public accounting firm may not perform any non-audit service which independent registered public accounting firms are prohibited from performing under the rules and regulations of the Securities and Exchange Commission or the Public Company Accounting Oversight Board. The Audit Committee may delegate its pre-approval authority to one or more of its members but not to management. The member or members to whom such authority is delegated shall report any pre-approval decisions to the Audit Committee at its next scheduled meeting.

At the beginning of each fiscal year, the Audit Committee reviews with management and the independent registered public accounting firm the types of services that are likely to be required throughout the year. Those services are comprised of four categories: audit services, audit-related services, tax services and all other permissible services. The independent registered public accounting firm provides for each proposed service documentation regarding the specific services to be provided. At that time, the Audit Committee pre-approves a list of specific audit related services that may be provided within each of these categories and sets fee limits for each specific service or project. Management is then authorized to engage the independent registered public accounting firm to perform the pre-approved services as needed throughout the year subject to providing the Audit Committee with regular updates. The Audit Committee reviews all billings submitted by the independent registered public accounting firm on a regular basis to ensure that their services do not exceed pre-defined limits. The Audit Committee must review and approve in advance, on a case-by-case basis, all other projects, services and fees to be performed by or paid to the independent registered public accounting firm. The Audit Committee also must approve in advance any fees for pre-approved services that exceed the pre-established limits, as described above.

Vote Required For Ratification

The Audit Committee was responsible for selecting Saia’s independent registered public accounting firm for fiscal year 2012. Accordingly, stockholder approval is not required to appoint KPMG LLP as Saia’s independent registered public accounting firm for fiscal year 2012. The Board of Directors believes that submitting the appointment of KPMG LLP to the stockholders for ratification is a matter of good corporate governance. The Audit Committee is solely responsible for selecting Saia’s independent registered public accounting firm. If the stockholders do not ratify the appointment, the Audit Committee will review its future selection of independent registered public accounting firm.

The ratification of the appointment of KPMG LLP as Saia’s independent registered public accounting firm requires the affirmative vote of a majority of the shares present at the meeting in person or by proxy and entitled to vote.

YOUR BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE

“FOR” THE RATIFICATION OF KPMG LLP AS INDEPENDENT

REGISTERED PUBLIC ACCOUNTING FIRM FOR 2012.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934, as amended, requires directors and certain officers of Saia and persons who own more than ten percent of Saia’s common stock to file with the Securities and Exchange Commission initial reports of beneficial ownership (Form 3) and reports of subsequent changes in their beneficial ownership (Form 4 or Form 5) of Saia’s common stock. Such directors, officers and greater-than-ten-percent stockholders are required to furnish Saia with copies of the Section 16(a) reports they file. The Securities and Exchange Commission has established specific due dates for these reports and Saia is required to disclose in this proxy statement any late filings or failures to file.

Based solely upon a review of the copies of the Section 16(a) reports (and any amendments thereto) furnished to Saia and written representations from certain reporting persons that no additional reports were required, Saia believes that its directors, reporting officers and greater-than-ten-percent stockholders complied with all these filing requirements for the fiscal year ended December 31, 2011.

BENEFICIAL OWNERSHIP

The following table lists certain persons and entities known by Saia to own beneficially, as of December 31, 2011, more than five percent of Saia’s common stock.

Name and Address of Beneficial Owner	Number of Shares		Percent of Class(1)
Security Investors, LLC	1,477,937	(2)	9.3%
One Security Benefit Place, Topeka, KS 66636
Dimensional Fund Advisors LP	1,324,855	(3)	8.3%
Palisades West, Building One 6300 Bee Cave Road, Austin, TX 78746
FMR LLC	1,299,120	(4)	8.2%
82 Devonshire Street, Boston, MA 02109
Diamond Hill Capital Management, Inc.	935,052	(5)	5.9%
325 John H. McConnell Boulevard, Columbus, OH 43215
BlackRock, Inc.	922,667	(6)	5.8%
40 East 52nd Street, New York, NY 10022

(1)

For each person or group, the percentage ownership was determined by dividing the number of shares shown in the table by 15,937,821 (the number of shares of Saia common stock outstanding as of December 31, 2011).

(2)

The amount shown and the following information are derived from Amendment No. 3 to Schedule 13G filed by Security Investors, LLC (“Security Investors”) on January 31, 2012. According to the amended Schedule 13G, Security Investors possesses sole dispositive and sole voting power over 1,477,937 shares of Saia common stock. Security Investors is a registered investment adviser under Section 203 of the Investment Advisers Act of 1940. As a result of its role as an investment adviser, Security Investors may be deemed to be the beneficial owner of the shares of Saia common stock held by its advisory clients.

(3)

The amount shown and the following information are derived from Amendment No. 7 to Schedule 13G filed by Dimensional Fund Advisors LP (“Dimensional”) on February 13, 2012. According to the amended Schedule 13G, Dimensional possesses sole dispositive power over 1,324,855 shares and sole voting power over 1,299,772 shares of Saia common stock. Dimensional is an investment adviser registered under Section 203 of the Investment Advisors Act of 1940 and furnishes investment advice to four investment companies and serves as investment manager to certain other commingled group trusts and separate accounts (such investment companies, trusts and accounts collectively referred to as the “Funds”). In its role as investment advisor and/or manager, neither Dimensional nor its subsidiaries possess voting and/or investment power over shares of Saia common stock that are owned by the Funds, and may be deemed to be the beneficial owner of shares of Saia common stock held by the Funds. However, all shares of Saia common stock reported in the amended Schedule 13G are owned by the Funds. Dimensional disclaims beneficial ownership of such stock.

(4)

The amount shown and the following information are derived from Amendment No. 4 to Schedule 13G filed by FMR LLC (“FMR”) on February 14, 2012. According to the amended Schedule 13G, FMR possesses sole dispositive power over 1,299,120 shares and sole voting power over 520 shares of Saia common stock. Fidelity Management & Research Company (“Fidelity”), 82 Devonshire Street, Boston, Massachusetts 02019, a wholly-owned subsidiary of FMR and an investment adviser registered under Section 203 of the Investment Advisers Act of 1940, is the beneficial owner of 1,298,600 shares of Saia common stock as a result of acting as investment adviser to various investment companies. The ownership of one investment company, Fidelity Dividend Growth Fund, amounted to 891,375 shares of the common stock outstanding. Fidelity Dividend Growth Fund has its principal business office at 82 Devonshire Street, Boston, Massachusetts 02109. Each of Edward C. Johnson 3d, Chairman of FMR and FMR, through FMR’s control of Fidelity, and the investment companies has sole power to dispose of the 1,298,600 shares of Saia common stock owned by the investment companies. Members of the family of Edward C. Johnson 3d, Chairman of FMR LLC, are the predominant owners, directly or through trusts, of Series B voting common shares of FMR LLC, representing 49% of the voting power of FMR LLC. The Johnson family group and all other Series B shareholders have entered into a shareholders voting agreement under which all Series B voting common shares will be voted in accordance with the majority vote of Series B voting common shares. Accordingly, through their ownership of voting common shares and the execution of the shareholders’ voting agreement, members of the Johnson family may be deemed, under the Investment Company Act of 1940, to form a controlling group with respect to FMR LLC. Neither FMR LLC nor Edward C. Johnson 3d, Chairman of FMR LLC, has the sole power to vote or direct the voting of the shares owned directly by the Fidelity Funds, which power resides with the Funds’ Boards of Trustees. Fidelity carries out the voting of the shares under written guidelines established by the Funds’ Boards of Trustees. Pyramis Global Advisors Trust Company (“PGATC”), 900 Salem Street, Smithfield, Rhode Island, 02917, an indirect wholly-owned subsidiary of FMR LLC and a bank as defined in Section 3(a)(6) of the Securities Exchange Act of 1934, is the beneficial owner of 520 shares of Saia common stock as a result of its serving as investment manager of institutional accounts owning such shares. Edward C. Johnson 3d and FMR LLC, through its control of PGATC, each has sole dispositive power over 520 shares and sole power to vote or to direct the voting of 520 shares of Saia common stock owned by the institutional accounts managed by PGATC as stated above.

(5)

The amount shown and the following information are derived from Schedule 13G filed by Diamond Hill Capital Management, Inc. (“Diamond Hill”) on February 13, 2012. According to the Schedule 13G, Diamond Hill possesses sole dispositive power over 935,052 shares and sole voting power over 872,717 shares of Saia common stock.

(6)

The amount shown and the following information are derived from Amendment No. 2 to Schedule 13G filed by BlackRock, Inc. (“BlackRock”) on February 8, 2012. According to the amended Schedule 13G, BlackRock possesses sole dispositive and sole voting power over 922,667 shares of Saia common stock.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

The Compensation Committee is currently comprised of Linda J. French, William F. Martin, Jr., Björn E. Olsson and Jeffrey C. Ward. None of these individuals is or has ever been an officer or employee of Saia. During fiscal 2011, no executive officer of Saia served as a director of any corporation for which any of these individuals served as an executive officer and there were no other Compensation Committee interlocks with the companies with which these individuals or Saia’s other directors are affiliated.

RELATED PARTY TRANSACTIONS

The Audit Committee of the Board of Directors is responsible for the review and approval of each related party transaction. In January 2007, the Board of Directors formalized in writing its Related Party Transaction Policies and Procedures.

The Related Party Transaction Policies and Procedures provide for approval or ratification by the Audit Committee of each related person transaction disclosable under SEC rules. The Policies and Procedures provide for the Audit Committee to review the material facts of all related party transactions that require the Audit Committee’s approval, subject to certain exceptions. If advance Audit Committee approval is not practicable, then the related party transaction shall be considered and, if the Audit Committee deems appropriate, ratified at its next regularly scheduled meeting.

In determining whether to approve or ratify a related party transaction, the Committee will take into account, among other factors it deems appropriate, whether the related party transaction is on terms no less favorable to the Company than terms generally available to an unaffiliated third-party under the same or similar circumstances, and the extent of the related party’s interest in the transaction. The Audit Committee has established standing pre-approvals for certain classes of related party transactions. In addition, the Board of Directors has given the Chair of the Audit Committee the authority to pre-approve any related party transaction in which the aggregate amount involved is less than $500,000. Each related party transaction approved pursuant to the standing pre-approvals or pursuant to the authority granted the Chair of the Audit Committee is described to the Audit Committee at its next regularly scheduled meeting.

The Company has entered into indemnification agreements with the members of its Board of Directors. Under these agreements, the Company is obligated to indemnify its directors to the fullest extent permitted under the Delaware General Corporation Law for expenses, including attorneys’ fees, judgments and settlement amounts incurred by them in any action or proceeding arising out of their services as a director. The Company believes that these agreements are helpful in attracting and retaining qualified directors. The Company’s Amended and Restated Certificate of Incorporation also provides for indemnification of its officers and directors to the fullest extent permitted by the Delaware General Corporation Law.

There have been no related party transactions requiring disclosure under the rules or regulations of the Securities and Exchange Commission since January 1, 2011.

OTHER MATTERS

We know of no other business that will be presented at the meeting. If any other matter properly comes before the stockholders for a vote at the meeting, however, the proxy holders will vote your shares in accordance with their best judgment.

ADDITIONAL INFORMATION

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting to Be Held on April 26, 2012:

This proxy statement and our annual report to stockholders are also available to you on the Company’s website (www.saia.com) under the investor’s relation section.

Proxy Solicitation

Saia will bear the entire cost of this proxy solicitation. In addition to soliciting proxies by this mailing, we expect that our directors, officers and regularly engaged employees may solicit proxies personally or by mail, telephone, facsimile or other electronic means, for which solicitation they will not receive any additional compensation. Saia will reimburse brokerage firms, custodians, fiduciaries and other nominees for their out-of-pocket expenses in forwarding solicitation materials to beneficial owners upon our request.

Stockholder Proposals for 2013 Annual Meeting

Any stockholder who intends to present a proposal at the annual meeting in 2013 must deliver the proposal to Saia’s corporate Secretary at 11465 Johns Creek Parkway, Suite 400, Johns Creek, Georgia 30097:

•	Not later than November 24, 2012, if the proposal is submitted for inclusion in our proxy materials for that meeting pursuant to Rule 14a-8 under the Securities Exchange Act of 1934.

•

On or after December 27, 2012, and on or before January 28, 2013, if the proposal is submitted pursuant to Saia’s By-Laws, in which case we are not required to include the proposal in our proxy materials.

By order of the Board of Directors,

James A. Darby

Secretary

000000000.000000 ext 000000000.000000 ext 000000000.000000 ext 000000000.000000 ext 000000000.000000 ext 000000000.000000 ext

MR A SAMPLE DESIGNATION (IF ANY) ADD 1 ADD 2 ADD 3 ADD 4 ADD 5 ADD 6		Electronic Voting Instructions
You can vote by Internet or telephone!
Available 24 hours a day, 7 days a week!
Instead of mailing your proxy, you may choose one of the two voting methods outlined below to vote your proxy.
VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR.
Proxies submitted by the Internet or telephone must be received by 11:59 p.m., Eastern Time, on April 25, 2012.

Vote by Internet
• Log on to the Internet and go to
www.investorvote.com/SAIA
• Follow the steps outlined on the secured website.

Vote by telephone

 • Call toll free 1-800-652-VOTE (8683) within

    the USA, US territories & Canada any time on

    a touch tone telephone. There is NO CHARGE

    to you for the call.

 • Follow the instructions provided by the recorded message.

Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas.	☒

Annual Meeting Proxy Card	1234 5678 9012 345

▼ IF YOU HAVE NOT VOTED VIA THE INTERNET  OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH

AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

A	Proposals — The Board of Directors recommends a vote FOR all the nominees listed and FOR Proposals 2 and 3.

1.	Election of Directors:	For	Against	Abstain		For	Against	Abstain	+
	01 - Herbert A. Trucksess, lll for a term of three years	☐	☐	☐	02 - Jeffrey C. Ward for a term of three years	☐	☐	☐

		For	Against	Abstain			For	Against	Abstain
2.	Proposal to approve, on an advisory basis, the compensation of Saia’s Named Executive Officers.	☐	☐	☐	3.	Ratify the appointment of KPMG LLP as Saia’s independent registered public accounting firm for fiscal year 2012.	☐	☐	☐

B	Non-Voting Items
Change of Address — Please print new address below.

C	Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below

Please sign exactly as name(s) appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give full title.

Date (mm/dd/yyyy) — Please print date below.	Signature 1 — Please keep signature within the box.	Signature 2 — Please keep signature within the box.
/ /

¢	C 1234567890 J N T 2 2 A M 1 3 3 6 5 1 1	MR A SAMPLE (THIS AREA IS SET UP TO ACCOMMODATE 140 CHARACTERS) MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND	+

                                     01F8ZD

▼  IF YOU HAVE NOT VOTED  VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.▼

Proxy — Saia, Inc.

Notice of 2012 Annual Meeting of Stockholders

Proxy Solicited by Board of Directors for Annual Meeting — April 26, 2012

Richard D. O’Dell, James A. Darby, and Björn E. Olsson, or any of them (the “Proxies”), each with the power of substitution, are hereby authorized to represent and vote the shares of the undersigned, with all the powers which the undersigned would possess if personally present, at the Annual Meeting of Stockholders of Saia, Inc. to be held at the Renaissance Concourse Atlanta Airport Hotel, One Hartsfield Centre Parkway, Atlanta, GA 30354, on April 26, 2012 at 10:30 a.m. ET or at any postponement or adjournment thereof.

Shares represented by this proxy will be voted as directed by the stockholders. If no such directions are indicated, the Proxies will have authority to vote FOR all nominees listed in Proposal 1 and FOR Proposals 2 and 3.

In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting.

(Items to be voted appear on reverse side.)